Exhibit 99.1

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PART I

ITEM 1. BUSINESS

GENERAL

Microsoft is a technology company committed to making digital technology and artificial intelligence (“AI”) available broadly and doing so responsibly. Our mission is to empower every person and every organization on the planet to achieve more.

We develop and support a broad portfolio of technology solutions for individuals and businesses, focusing on secure, trusted, and innovative platforms and applications that meet evolving customer needs across AI, cloud computing, productivity and collaboration, and personal computing. We strive to create opportunity, growth, and impact in every country around the world.

AI is fundamentally transforming productivity for every individual, organization, and industry. Microsoft's AI offerings span every layer of the technology stack, enabling transformative outcomes across sectors and unlocking opportunity for every country, community, and individual.

We believe AI should be as empowering as it is powerful, and we’re committed to designing and deploying AI responsibly with safety and security from the outset.

What We Offer

Founded in 1975, we develop and support software, services, devices, and solutions that deliver new value for customers and help people and businesses realize their full potential.

We offer an array of services, including cloud-based solutions that provide customers with AI, software, services, platforms, and content, and we provide solution support and consulting services. We also deliver relevant online advertising to a global audience.

Our products include operating systems, server applications, business solution applications, software development tools, desktop and server management tools, and video games. We also design and sell devices, including PCs, tablets, gaming and entertainment consoles, other intelligent devices, and related accessories.

Digital transformation and adoption of AI continues to revolutionize more business workstreams for organizations in every sector across the globe. For enterprises, digital technology empowers employees, optimizes operations, engages customers, and in some cases, changes the very core of products and services.

The Microsoft Cloud provides integration across the technology stack while offering openness, improving time to value, reducing costs, and increasing agility. Our cloud business benefits from three economies of scale: datacenters that deploy computational resources at significantly lower cost per unit than smaller ones; datacenters that coordinate and aggregate diverse customer, geographic, and application demand patterns, improving the utilization of computing, storage, and network resources; and multi-tenancy locations that lower application maintenance labor costs.

We prioritize security above all else and we offer our customers integrated AI-driven products addressing security, compliance, identity, management, and privacy across customers’ multi-cloud, application, and device assets.

The Ambitions That Drive Us

To achieve our vision, our research and development efforts focus on two interconnected ambitions:

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Build the leading platform for applications and agents that brings together productivity and developer tools, industry solutions, data, security, and global-scale cloud and AI infrastructure to help organizations and individuals transform how they work and operate.
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Create compelling devices and consumer experiences that empower people to search, create, play, and interact with technology in more intuitive, engaging, and personalized ways.

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As we build this ecosystem, the layers of our stack are not separate opportunities but reinforce each other. Investing in one strengthens the others and allows us to deliver customer value in a differentiated way.

Our Future Opportunity

We are focused on helping customers use the breadth and depth of the Microsoft Cloud to get the most value out of their digital spend while leading the AI platform wave across our solution areas. We continue to develop complete, intelligent solutions for our customers that empower people to be productive and collaborate, while safeguarding businesses and simplifying IT management. Our goal is to lead the industry in several distinct areas of technology over the long term, which we expect will translate to sustained growth. We are investing significant resources in:

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Tackling security from all angles with our integrated, end-to-end solutions spanning security, compliance, identity, and management, across all clouds and platforms.
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Transforming the workplace to deliver new, modern, modular business applications, drive deeper insights, and improve how people communicate, collaborate, learn, work, and interact with one another.
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Building and running cloud-based services in ways that utilize ubiquitous computing to unleash new experiences and opportunities for businesses and individuals.
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Applying AI and ambient intelligence to drive insights, revolutionize many types of work and business processes, and provide substantive productivity gains using Microsoft 365 Copilot and agents.
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Helping customers drive frontier transformation by applying frontier AI capabilities, engineering expertise, and trusted platforms to reinvent how their organizations operate, improve decision-making, create new value, and deliver measurable business outcomes from AI.
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Providing a unified intelligence layer for enterprise AI to ground AI in a continuously evolving understanding of an organization’s data.
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Providing training on generative AI and greater access to digital learning and resources through skilling programs and initiatives, grants, and LinkedIn learning pathways.
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Inventing new gaming experiences that bring people together around their shared love for games on any device and pushing the boundaries of innovation with console and PC gaming.
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Leveraging Windows to fuel our cloud business, grow our share of the PC market, and drive increased engagement with our services like Microsoft Edge, Bing, Copilot, Microsoft Teams, Microsoft 365 consumer, XBOX Game Pass, and more.

Our future growth depends on our ability to transcend current product category definitions, business models, and sales motions.

Commitment to Sustainability

Microsoft is committed to sustainability and our approach to addressing climate change starts with the sustainability of our own business. In 2020, we announced goals to become a carbon negative, water positive, and zero waste company by 2030. Since announcing these goals, we have seen major changes in both the technology sector and in our understanding of what it will take to meet our goals. More information about our progress toward these goals can be found in our annual Environmental Sustainability Report.

OPERATING SEGMENTS

We operate our business and report our financial performance using two segments: Agents and Infra, and Devices and Consumer. Our segments provide management with a comprehensive financial view of our key businesses. The segments enable the alignment of strategies and objectives across the development, sales, marketing, and services organizations, and they provide a framework for timely and rational allocation of resources within businesses.

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In September 2026, we announced changes in our segment reporting structure. These changes align our segments with how we currently manage our business, creating the Agents and Infra segment that brings together our applications and agents, our multi-model system, and Azure infrastructure, and the Devices and Consumer segment that comprises our key consumer offerings. Beginning in fiscal year 2027, the information that our chief operating decision maker is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2027.

Additional information on our operating segments and geographic and product information is contained in Note 18 – Segment Information and Geographic Data of the Notes to Financial Statements.

Our reportable segments are described below.

Agents and Infra

Our Agents and Infra segment brings together our applications and agents, our multi-model system, and Azure infrastructure. This segment primarily comprises:

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Azure, comprising consumption-based services across non-GPU workloads, including compute, data and analytics, storage, networking, and security; and GPU workloads, including GPU infrastructure-as-a-service and Foundry.
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Microsoft 365 cloud, including Microsoft 365 commercial cloud, comprising Microsoft 365 commercial subscriptions and services, GitHub cloud and other cloud-based developer services, Microsoft 365 Copilot, GitHub Copilot, and security offerings including Agent 365 and Security Copilot; and Microsoft 365 consumer cloud.
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Productivity and server licensing, including Server products, comprising SQL Server, Windows Server, Visual Studio, System Center, related Client Access Licenses, and other on-premises offerings; Microsoft 365 commercial products, comprising Windows commercial on-premises and Office licensed on-premises; and Microsoft 365 consumer products, comprising Office licensed on-premises.
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Industry solutions, including Industry solutions cloud, comprising LinkedIn Talent Solutions and Sales Solutions, Dynamics 365 (including a set of intelligent, cloud-based applications across ERP, CRM, Service, Power Apps, and Power Automate), and Healthcare and Life Sciences cloud; and Industry solutions products, comprising the on-premises portion of these businesses.
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Frontier and support services, including Customer Success Support (formerly Enterprise Support Services), Frontier Company, Microsoft Partner Network, and Learning Experience.

Azure

Azure is a comprehensive set of cloud services that offer developers, IT professionals, and enterprises freedom to build, deploy, and manage applications on any platform or device. Customers can use Azure through our global network of datacenters for computing, networking, storage, mobile and web application services, AI, and Internet of Things. Azure enables customers to devote more resources to development and use of applications that benefit their organizations, rather than managing on-premises hardware and software. Azure revenue is mainly affected by infrastructure-as-a-service and platform-as-a-service consumption-based services.

Azure AI offerings provide a competitive advantage as companies seek ways to optimize and scale their business with AI. We offer supercomputing power for AI at scale to run large workloads, complemented by our rapidly expanding portfolio of AI cloud services (including the latest models) and hardware, which includes custom-built silicon and strong partnerships with chip manufacturers. Azure AI Foundry is a unified platform for developers to design, customize, and manage AI applications and agents.

Microsoft 365 Cloud

Microsoft 365 cloud includes Microsoft 365 commercial cloud and Microsoft 365 consumer cloud.

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Microsoft 365 commercial cloud is an AI-powered business and productivity solutions platform that brings together Office, Windows, Microsoft 365 Copilot, and Enterprise Mobility + Security to help organizations empower their employees. Growth depends on our ability to reach new users in new markets such as frontline workers, small and medium businesses, and growth markets, as well as add AI-enabled tools, features, and agentic scenarios to our core product and service offerings across communication, collaboration, analytics, security, compliance, and other AI business productivity categories. Microsoft 365 commercial cloud also includes GitHub cloud and other developer cloud services. GitHub provides a collaboration platform for developers to manage code and incorporate AI and agent-based tools across the software development lifecycle. Microsoft 365 commercial cloud revenue is mainly affected by a combination of continued installed base growth and average revenue per user expansion, as well as the continued shift from Office licensed on-premises to Microsoft 365.

Microsoft 365 consumer cloud is designed to increase personal productivity and creativity through a range of products and services. Growth depends on our ability to reach new users, add value to our core product set with new features including AI tools, and continue to expand our product and service offerings into new markets. Microsoft 365 consumer cloud revenue and Office consumer products revenue is mainly affected by the percentage of customers that buy Office with their new devices and the continued shift from Office licensed on-premises to Microsoft 365 consumer subscriptions. Microsoft 365 consumer cloud revenue is also affected by the demand for communication and storage through Outlook.com and OneDrive, which is largely driven by subscriptions and advertising.

Productivity and Server Licensing

Productivity and server licensing brings together licensing offerings across our products including server products, Microsoft 365 commercial products, and Microsoft 365 consumer products.

Our server products are designed to make IT professionals, developers, and their systems more productive and efficient. Server software is integrated server infrastructure and middleware designed to support software applications built on the Windows Server operating system. This includes the server platform, database, business intelligence, storage, management and operations, virtualization, service-oriented architecture platform, security, and identity software. We also license standalone and software development lifecycle tools for software architects, developers, testers, and project managers. Server products revenue is mainly affected by purchases through volume licensing programs, licenses sold to OEMs, and retail packaged products. Client Access Licenses provide access rights to certain server products, including SQL Server and Windows Server, and revenue is reported along with the associated server product.

Microsoft 365 commercial products revenue is mainly affected by a combination of continued installed base growth of Microsoft 365 and Windows licensed on-premises, as well as the continued shift from Office licensed on-premises to Microsoft 365.

Microsoft 365 consumer products revenue is mainly affected by the percentage of customers that buy Office with their new devices and the continued shift from Office licensed on-premises to Microsoft 365 consumer subscriptions.

Industry Solutions

Industry solutions brings together our vertical commercial offerings across LinkedIn, Dynamics, and Healthcare, including Industry solutions cloud, comprising LinkedIn Talent Solutions and Sales Solutions, Dynamics 365, and Healthcare and Life Sciences cloud; and Industry solutions products, which is the on-premises portion of these businesses.

LinkedIn connects the world’s professionals to make them more productive and successful. In addition to free services, LinkedIn offers paid Talent Solutions and Sales Solutions that provide enterprises and professionals with data, insights and AI-enabled capabilities to support talent acquisition, talent development, sales intelligence, and customer engagement. Growth will depend on our ability to increase member engagement on the LinkedIn platform and to continue delivering valuable insights, data, and AI-enabled services to members and customers. Revenue is primarily affected by demand from enterprises and professionals for LinkedIn Talent Solutions and Sales Solutions offerings.

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Dynamics provides cloud-based and on-premises business solutions for financial management, enterprise resource planning (“ERP”), customer relationship management (“CRM”), and supply chain management, as well as agentic AI and other low code application development platforms, for small and medium businesses, large organizations, and divisions of global enterprises. Dynamics revenue is driven by the number of users licensed and applications consumed, expansion of average revenue per user, and the continued shift to Dynamics 365, a unified set of cloud-based intelligent business applications, including our low code development platforms, such as Power Apps and Power Automate.

Frontier and Support Services

Frontier and support services assist customers in developing, deploying, and managing Microsoft server solutions, Microsoft desktop solutions, and conversational AI and ambient intelligent solutions, along with providing training and certification to developers and IT professionals on various Microsoft products.

Competition

Azure faces diverse competition from cloud service providers and open-source offerings. Azure’s competitive advantage includes enabling a hybrid cloud, allowing deployment of existing datacenters with our public cloud into a single, cohesive infrastructure, and the ability to run at a scale that meets the needs of businesses of all sizes and complexities. Our AI offerings compete with AI products from hyperscalers, as well as products from other emerging competitors and other open-source offerings, many of which are also current or potential partners. Our Azure Security offerings include our cloud security solution and our security information and event management solution, which compete with providers in the cybersecurity and cloud security space. We believe our cloud’s global scale, coupled with our broad portfolio of identity and security solutions, allows us to effectively solve complex cybersecurity challenges for our customers and differentiates us from the competition.

Competitors to Office include software and global application vendors, web-based and mobile application companies, AI-first application companies, as well as local application developers. We compete by providing secure, integrated industry-specific, and easy-to-use productivity and collaboration tools and services that create comprehensive solutions and work well with technologies our customers already have both on-premises or in the cloud.

Windows faces competition from various software products and from alternative platforms and devices. Microsoft Defender for Endpoint competes with endpoint security solution providers.

Our Enterprise Mobility + Security offerings compete with products from a range of competitors including identity vendors, security solution vendors, and numerous other security point solution vendors.

Our server products face competition from a wide variety of server operating systems and applications offered by companies with a range of market approaches. Vertically integrated computer manufacturers offer their own versions of the Unix operating system preinstalled on server hardware and nearly all computer manufacturers offer server hardware for the Linux operating system.

We compete to provide enterprise-wide computing and point solutions with numerous commercial software vendors that offer solutions and middleware technology platforms, software applications for connectivity, security, hosting, database, and e-business servers.

Our database, business intelligence, and data warehousing solutions offerings compete with products from providers in the data and analytics industry. Our system management solutions compete with server management and server virtualization platform providers. Our products for software developers compete against offerings from major technology providers, as well as open-source alternatives.

We believe our server products provide customers with advantages in performance, total costs of ownership, and productivity by delivering superior applications, development tools, compatibility with a broad base of hardware and software applications, security, and manageability.

LinkedIn faces competition from online professional networks; recruiting, talent management, and human resource services companies; job boards; companies that provide learning and development products and services; and online and offline outlets for companies with lead generation and customer intelligence and insights.

Dynamics competes with cloud-based and on-premises business solution providers.

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Our Frontier and support services business competes with a wide range of companies that provide strategy and business planning, application development, and infrastructure services, including multinational consulting firms and small niche businesses focused on specific technologies.

Devices and Consumer

Our Devices and Consumer segment consists of products and services that put customers at the center of the experience with our technology. This segment primarily comprises:

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Search and advertising, including Bing, Microsoft Edge, LinkedIn Marketing Solutions and Premium Subscriptions, third-party affiliates, and MSN.
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XBOX, including XBOX content and services, comprising first- and third-party content (including games and in-game content), XBOX Game Pass and other subscriptions, XBOX Cloud Gaming, advertising, and other cloud services; and XBOX hardware.
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Windows OEM and devices, comprising Windows Pro and non-Pro licenses sold through the OEM channel, first-party devices (including Surface and PC accessories), and related Windows offerings beyond OEM licensing.

Search and Advertising

Our Search and advertising business is designed to deliver relevant search, native, and display advertising to a global audience. Microsoft Copilot is a digital companion designed to inform, entertain, and inspire. Our Microsoft Edge browser and Bing search engine with Copilot are key tools to enable user acquisition and engagement, while our technology platform enables accelerated delivery of digital advertising solutions. In addition to first-party tools, we have several partnerships with companies through which we provide and monetize search offerings. Growth depends on our ability to attract new users, understand intent, and match intent with relevant content on advertising offerings.

LinkedIn connects the world’s professionals to make them more productive and successful. LinkedIn provides Marketing Solutions that help customers reach and engage professional audiences through relevant and targeted content. We also offer Premium Subscriptions that provide members with enhanced features, insights, and AI-enabled capabilities. LinkedIn revenue is primarily affected by member engagement, the quality and relevance of sponsored content delivered to members that drives Marketing Solutions, and demand from enterprises and professionals for Premium Subscriptions offerings.

XBOX

Microsoft is expanding how billions of people globally access and play video games on PC, console, mobile, and cloud. Our game content is developed through a collection of first-party studios creating iconic and differentiated gaming experiences. We continue to invest in gaming studios and content to expand our intellectual property roadmap and leverage new content creators. These unique gaming experiences are the cornerstone of XBOX Game Pass, a subscription service and gaming community with access to a curated library of first- and third-party titles.

The gamer remains at the heart of the XBOX ecosystem. We are identifying new opportunities to attract gamers across a variety of different end points through our first- and third-party content and business diversification across subscriptions, ads, and digital stores. We’ve seen new devices from third-party manufacturers along with key PC and mobile end points that help us empower gamers to play in a way that is most convenient to them. We are focused on growing the platform and expanding to new ecosystems to engage as many gamers as possible.

XBOX enables people to connect and share online gaming experiences that are accessible on XBOX consoles, Windows-enabled devices, and other devices. XBOX is designed to benefit users by providing access to a network of certified applications and services and to benefit our developer and partner ecosystems by providing access to a large customer base. XBOX revenue is mainly affected by subscriptions and sales of first- and third-party content, as well as advertising. Growth of our XBOX business is determined by the overall active user base through XBOX enabled content, availability of games, providing exclusive game content that gamers seek, the computational power and reliability of the devices used to access our content and services, and the ability to create new experiences.

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Windows OEM and Devices

The Windows operating system is designed to deliver a more personal computing experience for users by enabling consistency of experience, applications, and information across their devices. Windows OEM revenue is impacted significantly by the number of Windows operating system licenses purchased by OEMs, which they pre-install on the devices they sell. In addition to computing device market volume, Windows OEM revenue is impacted by:

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The mix of computing devices based on form factor and screen size.
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Differences in device market demand between developed markets and growth markets.
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Growth of the AI PC category.
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Attachment of Windows to devices shipped.
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Customer mix between consumer, small and medium businesses, and large enterprises.
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Changes in inventory levels in the OEM channel.
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Pricing changes and promotions, pricing variation that occurs when the mix of devices manufactured shifts from local and regional system builders to large multinational OEMs, and different pricing of Windows versions licensed.
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Constraints in the supply chain of device components.
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Piracy.

We design and sell devices, such as Surface (including Copilot+ PCs) and PC accessories. Our devices are designed to enable people and organizations to connect to the people and content that matter most using Windows and integrated Microsoft products and services. Surface is designed to help organizations, students, and consumers be more productive. Growth in devices is dependent on total PC shipments, the ability to attract new customers, our product roadmap, and expanding into new categories.

Competition

Our Search and advertising business competes with search engines, and a wide array of websites, social platforms, and portals that provide content and online offerings to end users.

LinkedIn faces competition from online professional networks, as well as online and offline advertising and marketing platforms.

XBOX and our cloud gaming services face competition from various online gaming ecosystems and game streaming services. Our gaming platform competes with other console platforms. We believe our gaming platform is effectively positioned against, and uniquely differentiated from, competitive products and services based on significant innovation in hardware architecture, user interface, developer tools, online gaming and entertainment services, and continued strong content from our own first-party game franchises as well as other digital content offerings.

Windows faces competition from various software products and from alternative platforms and devices. We believe Windows competes effectively by giving customers choice, value, flexibility, security, an easy-to-use interface, and compatibility with a broad range of hardware and software applications, including those that enable productivity.

Devices face competition from various computer, tablet, and hardware manufacturers who offer a unique combination of high-quality industrial design and innovative technologies across various price points. Many of these manufacturers are also current or potential partners and customers, including our Windows OEMs.

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Microsoft Corporation. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying Notes to Financial Statements.

OVERVIEW

Microsoft is a technology company committed to making digital technology and artificial intelligence (“AI”) available broadly and doing so responsibly, with a mission to empower every person and every organization on the planet to achieve more. We create platforms and applications, powered by AI, that deliver innovative solutions that meet the evolving needs of our customers.

We generate revenue by offering a wide range of cloud-based solutions, content, and other services to people and businesses; licensing and supporting an array of software products; delivering relevant online advertising to a global audience; and designing and selling devices. Our most significant expenses are related to compensating employees; supporting and investing in our cloud-based services, including datacenter operations; designing, manufacturing, marketing, and selling our other products and services; and income taxes.

Highlights from fiscal year 2026 compared with fiscal year 2025 included:

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Microsoft Cloud revenue increased 27% to $214.4 billion.
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Commercial remaining performance obligation increased 84% to $678 billion.
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Azure revenue increased 40%.
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Microsoft 365 commercial cloud revenue increased 18%.
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Microsoft 365 consumer cloud revenue increased 28%.
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Industry solutions cloud revenue increased 12%.
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Search and advertising revenue excluding traffic acquisition costs increased 14%.
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XBOX content and services revenue decreased 5%.
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Windows OEM and devices revenue decreased 1%.

Industry Trends and Opportunities

Our industry is dynamic and highly competitive, with frequent changes in both technologies and business models. Each industry shift is an opportunity to conceive new products, new technologies, or new ideas that can further transform the industry and our business. At Microsoft, we push the boundaries of what is possible through a broad range of research and development activities that seek to identify and address the changing demands of customers and users, industry trends, and competitive forces.

We have a long-term strategic partnership with OpenAI which was originally established in 2019. In October 2025 and April 2026, we extended this partnership and continue to build on our shared vision to advance artificial intelligence responsibly and make its benefits broadly accessible. Microsoft is a major investor in OpenAI and will continue to receive revenue-sharing payments. We hold rights to OpenAI’s intellectual property, including models and infrastructure, for integration into our products.

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Economic Conditions, Challenges, and Risks

The markets for software, devices, and cloud-based services are dynamic and highly competitive. Our competitors are developing new software and devices, while also deploying competing cloud-based services for consumers and businesses. The devices and form factors customers prefer evolve rapidly, influencing how users access services in the cloud and, in some cases, the user’s choice of which suite of cloud-based services to use. Aggregate demand for our software, services, and devices is also correlated to global macroeconomic and geopolitical factors, which remain dynamic. We must continue to evolve and adapt over an extended time in pace with this changing environment.

The investments we are making in cloud and AI infrastructure and devices will continue to increase our operating costs and may decrease our operating margins. We continue to identify and evaluate opportunities to expand our datacenter locations and increase our server capacity to meet the evolving needs of our customers, particularly given the growing demand for AI services. Our datacenters depend on the availability of permitted and buildable land, predictable energy, networking supplies, and servers, including graphics processing units and other components. Our devices are primarily manufactured by third-party contract manufacturers. For the majority of our products, we have the ability to use other manufacturers if a current vendor becomes unavailable or unable to meet our requirements. However, some of our products contain certain components for which there are very few qualified suppliers. Extended or unforeseen disruptions, or limited availability of components from these suppliers could impact our ability to operate our datacenters and manufacture devices on time to meet consumer demand.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent worldwide. We compete for talented individuals globally by offering an exceptional working environment, broad customer reach, scale in resources, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits.

Our international operations provide a significant portion of our total revenue and expenses. Many of these revenue and expenses are denominated in currencies other than the U.S. dollar. As a result, changes in foreign exchange rates may significantly affect revenue and expenses. Fluctuations in the U.S. dollar relative to certain foreign currencies increased reported revenue and did not have a material impact on reported expenses from our international operations in fiscal year 2026.

Further, global, regional, and local economic developments and changes in global trade policies such as restrictions on international trade, including tariffs and other controls on imports or exports, could result in increased supply chain challenges, cost volatility, and consumer and economic uncertainty which may adversely affect our results of operations.

Refer to Risk Factors (Part I, Item 1A of our fiscal year 2026 Form 10-K) for a discussion of these factors and other risks.

Seasonality

Our revenue fluctuates quarterly and is generally higher in the fourth quarter of our fiscal year. Fourth quarter revenue is driven by a higher volume of multi-year contracts executed during the period.

Reportable Segments

We report our financial performance based on the following two segments: Agents and Infra, and Devices and Consumer. The segment amounts included in MD&A are presented on a basis consistent with our internal management reporting.

In September 2026, we announced changes in our segment reporting structure. These changes align our segments with how we currently manage our business, creating the Agents and Infra segment that brings together our applications and agents, our multi-model system, and Azure infrastructure, and the Devices and Consumer segment that comprises our key consumer offerings. Beginning in fiscal year 2027, the information that our chief operating decision maker is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2027.

Additional information on our reportable segments is contained in Note 18 – Segment Information and Geographic Data of the Notes to Financial Statements.

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Metrics

We use metrics in assessing the performance of our business and to make informed decisions regarding the allocation of resources. We disclose metrics to enable investors to evaluate progress against our ambitions, provide transparency into performance trends, and reflect the continued evolution of our products and services. Financial metrics are calculated based on financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and growth comparisons relate to the corresponding period of last fiscal year.

In the first quarter of fiscal year 2026, we made updates to our metrics to align with how we manage and monitor certain businesses. As part of these updates, Microsoft 365 consumer subscribers was removed as a metric.

In the first quarter of fiscal year 2027, we made updates to our metrics in connection with the segment changes described above. These changes align our metrics with how we manage and monitor certain businesses. The changes include updating the Azure, Microsoft 365 commercial cloud, and the Search and advertising revenue growth metrics for the movement of certain components, as well as the creation of the Industry solutions cloud revenue growth metric, which combines revenue from Dynamics 365 together with revenue from LinkedIn Talent Solutions, LinkedIn Sales Solutions, and Healthcare and Life Sciences cloud. Other changes include updating the Microsoft 365 commercial seat growth metric to include paid GitHub seats.

Agents and Infra

Metrics related to our Agents and Infra segment assess the performance of our core businesses within this segment. The metrics primarily reflect growth across our commercial and cloud services.

Commercial remaining performance obligation

Commercial portion of revenue (comprising Azure, Microsoft 365 commercial cloud, Server products, Microsoft 365 commercial products, Industry solutions, and Frontier and support services) allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods

Microsoft Cloud revenue and revenue growth	Revenue from Azure, Microsoft 365 commercial cloud, and Industry solutions cloud

Microsoft Cloud gross margin percentage	Gross margin percentage for our Microsoft Cloud business

Azure revenue growth

Revenue from Azure, comprising consumption-based services across non-GPU workloads, including compute, data and analytics, storage, networking, and security; and GPU workloads, including GPU infrastructure-as-a-service and Foundry

Microsoft 365 commercial cloud revenue growth

Revenue from Microsoft 365 commercial subscriptions and services, GitHub cloud and other cloud-based developer services, Microsoft 365 Copilot, GitHub Copilot, and security offerings including Agent 365 and Security Copilot

Microsoft 365 commercial seat growth	The number of Microsoft 365 commercial seats and GitHub cloud seats at end of period where seats are paid users covered by a Microsoft 365 commercial subscription or GitHub subscription

Microsoft 365 consumer cloud revenue growth	Revenue from Microsoft 365 consumer subscriptions and other consumer services

Industry solutions cloud revenue growth

Revenue from LinkedIn Talent Solutions and Sales Solutions, Dynamics 365 (including a set of intelligent, cloud-based applications across ERP, CRM, Service, Power Apps, and Power Automate), and Healthcare and Life Sciences cloud

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Devices and Consumer

Metrics related to our Devices and Consumer segment assess the performance of our key consumer businesses.

Search and advertising revenue (ex TAC) growth

Revenue from search advertising excluding traffic acquisition costs (“TAC”) paid to Bing Ads network publishers and content partners, as well as revenue from LinkedIn Marketing Solutions (ex TAC) and Premium Subscriptions

XBOX content and services revenue growth

Revenue from XBOX content and services, comprising first- and third-party content (including games and in-game content), XBOX Game Pass and other subscriptions, XBOX Cloud Gaming, advertising, and other cloud services

Windows OEM and devices revenue growth	Revenue from sales of Windows Pro and non-Pro licenses sold through the OEM channel, first-party devices (including Surface and PC accessories), and related Windows offerings beyond OEM licensing

SUMMARY RESULTS OF OPERATIONS

(In millions, except percentages and per share amounts)	2026	2025	2024	Percentage Change 2026 Versus 2025	Percentage Change 2025 Versus 2024

Revenue	$331,839	$281,724	$245,122	18%	15%
Gross margin	225,465	193,893	171,008	16%	13%
Operating income	155,237	128,528	109,433	21%	17%
Net income	133,749	101,832	88,136	31%	16%
Diluted earnings per share	17.95	13.64	11.80	32%	16%

Adjusted net income (non-GAAP)	128,786	105,452	89,262	22%	18%
Adjusted diluted earnings per share (non-GAAP)	17.28	14.13	11.95	22%	18%

Adjusted net income and adjusted diluted earnings per share (“EPS”) are non-GAAP financial measures. These non-GAAP financial measures exclude net gains and losses from investments in OpenAI. Refer to the Non-GAAP Financial Measures section of our fiscal year 2026 Form 10-K for a reconciliation of our financial results reported in accordance with GAAP to non-GAAP financial results.

Fiscal Year 2026 Compared with Fiscal Year 2025

Revenue increased $50.1 billion or 18% driven by growth in Agents and Infra. Agents and Infra revenue increased driven by Azure and Microsoft 365 commercial cloud. Devices and Consumer revenue increased driven by Search and advertising, offset in part by a decline in XBOX.

Cost of revenue increased $18.5 billion or 21% driven by growth in Agents and Infra.

Gross margin increased $31.6 billion or 16% with growth across both of our segments.

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Gross margin percentage decreased slightly driven by continued investments in AI infrastructure and growing AI product usage, offset in part by efficiency gains across the Microsoft Cloud.
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Microsoft Cloud gross margin percentage decreased to 66% driven by continued investments in AI infrastructure and growing AI product usage, offset in part by efficiency gains in Azure and Microsoft 365 commercial cloud.

Operating expenses increased $4.9 billion or 7% driven by continued investments in research and development compute capacity, AI talent, and data to support product development that benefits the entire portfolio, impairment and other related expenses in our XBOX business, investments in commercial sales, and higher Copilot advertising expenses.

Operating income increased $26.7 billion or 21% with growth across both of our segments.

Revenue and operating income both included a favorable foreign currency impact of 2%.

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Fiscal year 2026 net income and diluted EPS were positively impacted by net gains from investments in OpenAI, which resulted in an increase in net income and diluted EPS of $5.0 billion and $0.67, respectively. Fiscal year 2025 net income and diluted EPS were negatively impacted by net losses from investments in OpenAI, which resulted in a decrease in net income and diluted EPS of $3.6 billion and $0.49, respectively.

Fiscal Year 2025 Compared with Fiscal Year 2024

Revenue increased $36.6 billion or 15% driven by growth in Agents and Infra. Agents and Infra revenue increased driven by Azure and Microsoft 365 commercial cloud. Devices and Consumer revenue increased driven by Search and advertising and XBOX.

Cost of revenue increased $13.7 billion or 19% driven by growth in Agents and Infra.

Gross margin increased $22.9 billion or 13% with growth across both of our segments.

•
Gross margin percentage decreased slightly driven by Agents and Infra, offset in part by Devices and Consumer.
•
Microsoft Cloud gross margin percentage decreased to 69% driven by the impact of scaling our AI infrastructure, offset in part by efficiency gains in Azure.

Operating expenses increased $3.8 billion or 6% driven by investments in cloud and AI engineering and XBOX, including the impact of the Activision Blizzard acquisition.

Operating income increased $19.1 billion or 17% with growth across both of our segments.

SEGMENT RESULTS OF OPERATIONS

(In millions, except percentages)	2026	2025	2024	Percentage Change 2026 Versus 2025	Percentage Change 2025 Versus 2024

Agents and Infra

Revenue	$268,127	$218,783	$186,910	23%	17%
Cost of revenue	81,417	61,292	48,104	33%	27%
Operating expenses	50,345	46,677	44,344	8%	5%

Operating income	$136,365	$110,814	$94,462	23%	17%

Devices and Consumer

Revenue	$63,712	$62,941	$58,212	1%	8%
Cost of revenue	24,957	26,539	26,010	(6)%	2%
Operating expenses	19,883	18,688	17,231	6%	8%

Operating income	$18,872	$17,714	$14,971	7%	18%

Total

Revenue	$331,839	$281,724	$245,122	18%	15%
Cost of revenue	106,374	87,831	74,114	21%	19%
Operating expenses	70,228	65,365	61,575	7%	6%

Operating income	$155,237	$128,528	$109,433	21%	17%

PART II

Item 7

Reportable Segments

Fiscal Year 2026 Compared with Fiscal Year 2025

Agents and Infra

Revenue increased $49.3 billion or 23%.

•
Azure revenue increased $29.3 billion or 40% driven by demand for services across the platform with continued growth across all workloads.
•
Microsoft 365 cloud revenue increased $15.7 billion or 19% driven by Microsoft 365 commercial cloud. Microsoft 365 commercial cloud revenue increased 18% with growth in revenue per user driven by Microsoft 365 Copilot and Microsoft 365 E5. Microsoft 365 commercial seats grew 7% driven by small and medium businesses and frontline worker offerings. Microsoft 365 consumer cloud revenue increased 28% driven by growth in revenue per user and Microsoft 365 consumer subscriber growth of 7%.
•
Productivity and server licensing revenue increased $1.9 billion or 5% driven by Microsoft 365 commercial products.
•
Industry solutions revenue increased $1.9 billion or 10% driven by growth in Industry solutions cloud. Industry solutions cloud revenue increased 12% driven by Dynamics 365 with growth across all workloads.
•
Frontier and support services revenue increased $500 million or 6% driven by growth in Customer Success Support (formerly Enterprise Support Services).

Operating income increased $25.6 billion or 23%.

•
Cost of revenue increased $20.1 billion or 33% driven by investments in AI infrastructure to support growing customer demand and Microsoft 365 Copilot seat and usage growth.
•
Gross margin increased $29.2 billion or 19% driven by growth in Azure and Microsoft 365 commercial cloud. Gross margin percentage decreased driven by continued investments in AI infrastructure and growing AI product usage, offset in part by efficiency gains in Azure and Microsoft 365 commercial cloud.
•
Operating expenses increased $3.7 billion or 8% driven by continued investments in research and development compute capacity, AI talent, and data to support product development that benefits the entire portfolio, as well as investments in commercial sales and higher Copilot advertising expenses.

Revenue, gross margin, and operating income each included a favorable foreign currency impact of 2%.

Devices and Consumer

Revenue increased $771 million or 1%.

•
Search and advertising revenue increased $2.7 billion or 12%. Search and advertising revenue excluding traffic acquisition costs increased 14% driven by higher rate and volume across LinkedIn, Edge, and Bing.
•
XBOX revenue decreased $1.7 billion or 7% driven by declines in XBOX content and services and XBOX hardware. XBOX content and services revenue decreased 5% on a prior year comparable that benefited from strong first-party content performance, offset in part by growth in XBOX Game Pass. XBOX hardware revenue decreased 29% driven by lower volume of consoles sold.
•
Windows OEM and devices revenue decreased $228 million or 1% driven by a decline in devices, offset in part by Windows OEM growth of 3% with inventory levels that remained elevated.

Operating income increased $1.2 billion or 7%.

•
Cost of revenue decreased $1.6 billion or 6% driven by lower hardware sales.
•
Gross margin increased $2.4 billion or 6% driven by growth in Search and advertising and Windows OEM. Gross margin percentage increased driven by sales mix shift to higher margin businesses.
•
Operating expenses increased $1.2 billion or 6% driven by impairment and other related expenses in our XBOX business and continued investments in research and development compute capacity, AI talent, and data to support product development that benefits the entire portfolio.

PART II

Item 7

Operating income included a favorable foreign currency impact of 2%.

Fiscal Year 2025 Compared with Fiscal Year 2024

Agents and Infra

Revenue increased $31.9 billion or 17%.

•
Azure revenue increased $18.5 billion or 34% driven by demand for our portfolio of services.
•
Microsoft 365 cloud revenue increased $11.1 billion or 15% driven by Microsoft 365 commercial cloud. Microsoft 365 commercial cloud revenue increased 15% with growth in revenue per user, as well as Microsoft 365 commercial seat growth of 7% driven by small and medium businesses and frontline worker offerings. Microsoft 365 consumer cloud revenue increased 11% driven by Microsoft 365 consumer subscriber growth of 8% to 89.0 million, as well as growth in revenue per user from the price increase announced in January 2025.
•
Productivity and server licensing revenue increased $415 million or 1% driven by Microsoft 365 commercial products.
•
Industry solutions revenue increased $1.6 billion or 10% driven by growth in Industry solutions cloud. Industry solutions cloud revenue increased 11% driven by Dynamics 365 with growth across all workloads.
•
Frontier and support services revenue increased $166 million or 2% driven by growth in Customer Success Support, offset in part by a decline in Frontier Company.

Operating income increased $16.4 billion or 17%.

•
Cost of revenue increased $13.2 billion or 27% driven by growth in Azure and Microsoft 365 commercial cloud.
•
Gross margin increased $18.7 billion or 13% driven by growth in Azure and Microsoft 365 commercial cloud. Gross margin percentage decreased driven by the impact of scaling our AI infrastructure, offset in part by efficiency gains in Azure and Microsoft 365 commercial cloud.
•
Operating expenses increased $2.3 billion or 5% driven by investments in cloud and AI engineering and commercial sales.

Devices and Consumer

Revenue increased $4.7 billion or 8%.

•
Search and advertising revenue increased $2.5 billion or 13%. Search and advertising revenue excluding traffic acquisition costs increased 17% driven by higher volume and rate across LinkedIn, Edge, and Bing.
•
XBOX revenue increased $2.0 billion or 9% driven by growth in XBOX content and services, offset in part by a decline in XBOX hardware. XBOX content and services revenue increased 16% driven by the impact of the Activision Blizzard acquisition and XBOX Game Pass. XBOX hardware revenue decreased 25% driven by lower volume of consoles sold.
•
Windows OEM and devices revenue increased $285 million or 2% driven by growth in Windows OEM, offset in part by a decline in devices.

Operating income increased $2.7 billion or 18%.

•
Cost of revenue increased $529 million or 2% driven by growth in Search and advertising.
•
Gross margin increased $4.2 billion or 13% with growth across all businesses. Gross margin percentage increased with improvement across all businesses.
•
Operating expenses increased $1.5 billion or 8% primarily driven by XBOX, including the impact of the Activision Blizzard acquisition.

PART II

Item 8

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INCOME STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2026	2025	2024

Revenue:
Product	$64,696	$63,946	$64,773
Service and other	267,143	217,778	180,349

Total revenue	331,839	281,724	245,122

Cost of revenue:
Product	12,098	13,501	15,272
Service and other	94,276	74,330	58,842

Total cost of revenue	106,374	87,831	74,114

Gross margin	225,465	193,893	171,008
Research and development	35,562	32,488	29,510
Sales and marketing	26,710	25,654	24,456
General and administrative	7,956	7,223	7,609

Operating income	155,237	128,528	109,433
Other income (expense), net	10,697	(4,901)	(1,646)

Income before income taxes	165,934	123,627	107,787
Provision for income taxes	32,185	21,795	19,651

Net income	$133,749	$101,832	$88,136

Earnings per share:
Basic	$18.00	$13.70	$11.86
Diluted	$17.95	$13.64	$11.80

Weighted average shares outstanding:
Basic	7,429	7,433	7,431
Diluted	7,453	7,465	7,469

Refer to accompanying notes.

PART II

Item 8

COMPREHENSIVE INCOME STATEMENTS

(In millions)

Year Ended June 30,	2026	2025	2024

Net income	$133,749	$101,832	$88,136

Other comprehensive income (loss), net of tax:
Net change related to derivatives	8	(5)	24
Net change related to investments	215	1,574	957
Translation adjustments and other	(160)	674	(228)

Other comprehensive income	63	2,243	753

Comprehensive income	$133,812	$104,075	$88,889

Refer to accompanying notes.

PART II

Item 8

BALANCE SHEETS

(In millions)

June 30,	2026	2025

Assets
Current assets:
Cash and cash equivalents	$20,935	$30,242
Short-term investments	55,908	64,323

Total cash, cash equivalents, and short-term investments	76,843	94,565
Accounts receivable, net of allowance for doubtful accounts of $1,040 and $944	80,876	69,905
Inventories	1,397	938
Other current assets	48,594	25,723

Total current assets	207,710	191,131
Property and equipment, net of accumulated depreciation of $118,691 and $93,653	313,076	204,966
Operating lease right-of-use assets	24,177	24,823
Equity and other investments	36,348	15,405
Goodwill	119,651	119,509
Intangible assets, net	18,609	22,604
Other long-term assets	38,805	40,565

Total assets	$758,376	$619,003

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42,416	$27,724
Current portion of long-term debt	9,227	2,999
Accrued compensation	14,945	13,709
Short-term income taxes	2,534	7,211
Short-term unearned revenue	72,965	64,555
Other current liabilities	26,738	25,020

Total current liabilities	168,825	141,218
Long-term debt	31,067	40,152
Long-term income taxes	28,647	25,986
Long-term unearned revenue	2,747	2,710
Deferred income taxes	3,054	2,835
Operating lease liabilities	16,532	17,437
Other long-term liabilities	65,117	45,186

Total liabilities	315,989	275,524

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 7,427 and 7,434	117,406	109,095
Retained earnings	328,265	237,731
Accumulated other comprehensive loss	(3,284)	(3,347)

Total stockholders’ equity	442,387	343,479

Total liabilities and stockholders’ equity	$758,376	$619,003

Refer to accompanying notes.

PART II

Item 8

CASH FLOWS STATEMENTS

(In millions)

Year Ended June 30,	2026	2025	2024

Operations
Net income	$133,749	$101,832	$88,136
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	38,534	29,433	20,958
Stock-based compensation expense	12,405	11,974	10,734
Net recognized losses (gains) on investments and derivatives	(11,047)	5,329	1,634
Deferred income taxes	14,189	(7,056)	(4,738)
Changes in operating assets and liabilities:
Accounts receivable	(12,737)	(10,581)	(7,191)
Inventories	(461)	309	1,284
Other current assets	(2,627)	(3,044)	(1,648)
Other long-term assets	(3,964)	(2,950)	(6,817)
Accounts payable	5,268	569	3,545
Unearned revenue	9,361	5,438	5,348
Income taxes	(1,875)	(38)	1,687
Other current liabilities	6,847	5,922	4,867
Other long-term liabilities	(4,707)	(975)	749

Net cash from operations	182,935	136,162	118,548

Financing
Proceeds from issuance (repayments) of debt, maturities of 90 days or less, net	0	(5,746)	5,250
Proceeds from issuance of debt	0	0	24,395
Repayments of debt	(3,000)	(3,216)	(29,070)
Common stock issued	2,009	2,056	2,002
Common stock repurchased	(22,271)	(18,420)	(17,254)
Common stock cash dividends paid	(26,445)	(24,082)	(21,771)
Other, net	(2,839)	(2,291)	(1,309)

Net cash used in financing	(52,546)	(51,699)	(37,757)

Investing
Additions to property and equipment	(115,948)	(64,551)	(44,477)
Acquisition of companies, net of cash acquired and divestitures, and purchases of intangible and other assets	(1,743)	(5,978)	(69,132)
Purchases of investments	(58,351)	(29,775)	(17,732)
Maturities of investments	34,605	16,079	24,775
Sales of investments	21,798	9,309	10,894
Other, net	(19,861)	2,317	(1,298)

Net cash used in investing	(139,500)	(72,599)	(96,970)

Effect of foreign exchange rates on cash and cash equivalents	(196)	63	(210)

Net change in cash and cash equivalents	(9,307)	11,927	(16,389)
Cash and cash equivalents, beginning of period	30,242	18,315	34,704

Cash and cash equivalents, end of period	$20,935	$30,242	$18,315

Refer to accompanying notes.

PART II

Item 8

STOCKHOLDERS’ EQUITY STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2026	2025	2024

Common stock and paid-in capital
Balance, beginning of period	$109,095	$100,923	$93,718
Common stock issued	2,009	2,056	2,002
Common stock repurchased	(6,105)	(5,856)	(5,712)
Stock-based compensation expense	12,405	11,974	10,734
Other, net	2	(2)	181

Balance, end of period	117,406	109,095	100,923

Retained earnings
Balance, beginning of period	237,731	173,144	118,848
Net income	133,749	101,832	88,136
Common stock cash dividends	(27,034)	(24,677)	(22,293)
Common stock repurchased	(16,181)	(12,568)	(11,547)

Balance, end of period	328,265	237,731	173,144

Accumulated other comprehensive loss
Balance, beginning of period	(3,347)	(5,590)	(6,343)
Other comprehensive income	63	2,243	753

Balance, end of period	(3,284)	(3,347)	(5,590)

Total stockholders’ equity	$442,387	$343,479	$268,477

Cash dividends declared per common share	$3.64	$3.32	$3.00

Refer to accompanying notes.

PART II

Item 8

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ACCOUNTING POLICIES

Accounting Principles

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Microsoft Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated.

Recast of Certain Prior Period Information

In September 2026, we announced changes in our segment reporting structure. These changes align our segments with how we currently manage our business, creating the Agents and Infra segment that brings together our applications and agents, our multi-model system, and Azure infrastructure, and the Devices and Consumer segment that comprises our key consumer offerings. Beginning in fiscal year 2027, the information that our chief operating decision maker (“CODM”) is regularly provided and reviews for purposes of allocating resources and assessing performance reflects these segment changes. The segment information in this Form 8-K has been recast to conform to the way we internally manage and monitor our business during fiscal year 2027. These changes impacted Note 7 – Business Combinations, Note 8 – Goodwill, Note 12 – Unearned Revenue, and Note 18 – Segment Information and Geographic Data.

As disclosed in our 2026 Form 10-K, we also recast certain prior period amounts on our consolidated cash flows statements to conform to the current period presentation.

The recast of these previously reported amounts had no impact on our consolidated balance sheets, consolidated income statements, or net cash from (used in) operations, investing, or financing on our consolidated cash flows statements.

Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples of estimates and assumptions include: for revenue recognition, determining the nature and timing of satisfaction of performance obligations, and determining the standalone selling price (“SSP”) of performance obligations, variable consideration, and other obligations such as product returns and refunds; loss contingencies; the fair value of and/or potential impairment of goodwill and intangible assets for our reporting units; product life cycles; useful lives of our tangible and intangible assets; allowances for doubtful accounts; stock-based compensation forfeiture rates; when technological feasibility is achieved for our products; the potential outcome of uncertain tax positions that have been recognized in our consolidated financial statements or tax returns; and determining the timing and amount of measurement adjustments or impairments for investments. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are recorded to other comprehensive income.

Revenue

Product Revenue and Service and Other Revenue

Product revenue includes sales from operating systems, server applications, business solution applications, software development tools, desktop and server management tools, video games, and hardware such as PCs, tablets, gaming and entertainment consoles, other intelligent devices, and related accessories.

PART II

Item 8

Service and other revenue includes sales from cloud-based solutions that provide customers with AI, software, services, platforms, and content such as Azure, Office 365, Enterprise Mobility and Security, LinkedIn, Dynamics 365, and XBOX; solution support; and consulting services. Service and other revenue also includes sales from online advertising.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Nature of Products and Services

Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer. In cases where we allocate revenue to software updates, primarily because the updates are provided at no additional charge, revenue is recognized as the updates are provided, which is generally ratably over the estimated life of the related device or license.

Cloud services, which include software-as-a-service, infrastructure-as-a-service, and platform-as-a-service, are provided on either a subscription or consumption basis. Revenue related to cloud services provided on a subscription basis is recognized ratably over the contract period. Revenue related to cloud services provided on a consumption basis, such as the amount of storage used in a period, is recognized based on the customer utilization of such resources. When cloud services require a significant level of integration and interdependency with software and the individual components are not considered distinct, all revenue is recognized over the period in which the cloud services are provided.

Certain volume licensing programs, including Enterprise Agreements, include on-premises licenses combined with Software Assurance (“SA”). SA conveys rights to new software and upgrades released over the contract period and provides support, tools, and training to help customers deploy and use products more efficiently. On-premises licenses are considered distinct performance obligations when sold with SA. Revenue allocated to SA is generally recognized ratably over the contract period as customers simultaneously consume and receive benefits, given that SA comprises distinct performance obligations that are satisfied over time.

Revenue from search advertising is recognized when the advertisement appears in the search results or when the action necessary to earn the revenue has been completed. Revenue from consulting services is recognized as services are provided.

Our hardware is generally highly dependent on, and interrelated with, the underlying operating system and cannot function without the operating system. In these cases, the hardware and software license are accounted for as a single performance obligation and revenue is recognized at the point in time when ownership is transferred to resellers or directly to end customers through retail stores and online marketplaces.

Refer to Note 18 – Segment Information and Geographic Data for further information, including revenue by significant product and service offering.

PART II

Item 8

Significant Judgments

Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. When a cloud-based service includes both on-premises software licenses and cloud services, judgment is required to determine whether the software license is considered distinct and accounted for separately, or not distinct and accounted for together with the cloud service and recognized over time. Certain cloud services, primarily Office 365, depend on a significant level of integration, interdependency, and interrelation between the desktop applications and cloud services, and are accounted for together as one performance obligation. Revenue from Office 365 is recognized ratably over the period in which the cloud services are provided.

Judgment is required to determine the SSP for each distinct performance obligation. We use a single amount to estimate SSP for items that are not sold separately, including on-premises licenses sold with SA or software updates provided at no additional charge. We use a range of amounts to estimate SSP when we sell each of the products and services separately and need to determine whether there is a discount to be allocated based on the relative SSP of the various products and services.

In instances where SSP is not directly observable, such as when we do not sell the product or service separately, we determine the SSP using information that may include market conditions and other observable inputs. We typically have more than one SSP for individual products and services due to the stratification of those products and services by customers and circumstances. In these instances, we may use information such as the size of the customer and geographic region in determining the SSP.

Due to the various benefits from and the nature of our SA program, judgment is required to assess the pattern of delivery, including the exercise pattern of certain benefits across our portfolio of customers.

Our products are generally sold with a right of return, we may provide other credits or incentives, and in certain instances we estimate customer usage of our products and services, which are accounted for as variable consideration when determining the amount of revenue to recognize. Returns and credits are estimated at contract inception and updated at the end of each reporting period if additional information becomes available. Changes to our estimated variable consideration were not material for the periods presented.

Estimating revenue that will be allocated to remaining performance obligations can involve significant judgments, including identifying and assessing variable consideration and potential renegotiation of commitments. We consider factors such as the nature of the terms and duration of the contract across our portfolio of contracts.

Contract Balances and Other Receivables

Timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when revenue is recognized prior to invoicing, or unearned revenue when revenue is recognized subsequent to invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we have an unconditional right to invoice and receive payment in the future related to those licenses.

Unearned revenue comprises mainly unearned revenue related to volume licensing programs, which may include cloud services and SA. Unearned revenue is generally invoiced annually at the beginning of each contract period for multi-year agreements and recognized ratably over the coverage period. Unearned revenue also includes payments for LinkedIn subscriptions, Office 365 subscriptions, consulting services to be performed in the future, XBOX subscriptions, Windows post-delivery support, Dynamics business solutions, and other offerings for which we have been paid in advance and earn the revenue when we transfer control of the product or service.

Refer to Note 12 – Unearned Revenue for further information, including unearned revenue by segment and changes in unearned revenue during the period.

PART II

Item 8

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to receive financing from our customers or to provide customers with financing. Examples include invoicing at the beginning of a subscription term with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with revenue recognized upfront.

As of June 30, 2026 and 2025, long-term accounts receivable, net of allowance for doubtful accounts, was $5.5 billion and $5.2 billion, respectively, and is included in other long-term assets in our consolidated balance sheets.

As of June 30, 2026 and 2025, the current portion of other receivables related to activities to facilitate the purchase of server components was $27.8 billion and $8.2 billion, respectively, and are included in other current assets in our consolidated balance sheets. Additionally, as of June 30, 2026, restricted investments pursuant to a supplier agreement were $11.3 billion, with $3.8 billion included in short-term investments and $7.5 billion included in equity and other investments in our consolidated balance sheet.

We record financing receivables when we offer certain customers the option to acquire our software products and services offerings through a financing program in a limited number of countries. As of June 30, 2026 and 2025, our financing receivables, net were $3.7 billion and $4.3 billion, respectively, for short-term and long-term financing receivables, which are included in other current assets and other long-term assets in our consolidated balance sheets.

We record an allowance for doubtful accounts which reflects our best estimate of credit losses inherent in the accounts receivable and financing receivable balances. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Assets Recognized from Costs to Obtain a Contract with a Customer

We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. We have determined that certain sales incentive programs meet the requirements to be capitalized. Total capitalized costs to obtain a contract were immaterial during the periods presented and are included in other current and long-term assets in our consolidated balance sheets.

We apply a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. These costs include our internal sales organization compensation program and certain partner sales incentive programs as we have determined annual compensation is commensurate with annual sales activities.

Cost of Revenue

Cost of revenue includes: costs incurred to support and maintain cloud-based and other online products and services, including datacenter costs and royalties; operating costs related to product support service centers and product distribution centers; manufacturing and distribution costs for products sold and programs licensed; traffic acquisition costs to drive traffic to our websites and to acquire online advertising space; and costs associated with the delivery of consulting services.

Research and Development

Research and development expenses include payroll, stock-based compensation expense, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include technology development costs, including AI training and other infrastructure costs, third-party development and programming costs, and the depreciation and amortization of assets used to conduct research and development. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.

PART II

Item 8

Sales and Marketing

Sales and marketing expenses include payroll, stock-based compensation expense, employee benefits, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, trade shows, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $2.7 billion, $2.1 billion, and $1.7 billion in fiscal years 2026, 2025, and 2024, respectively.

Stock-Based Compensation

Compensation cost for stock awards, which include restricted stock units (“RSUs”) and performance stock units (“PSUs”), is measured at the fair value on the grant date and recognized as expense, net of estimated forfeitures, over the related service or performance period. The fair value of stock awards is based on the quoted price of our common stock on the grant date less the present value of expected dividends not received during the vesting period. We measure the fair value of PSUs using a Monte Carlo valuation model. Compensation cost for RSUs is recognized using the straight-line method and for PSUs is recognized using the accelerated method.

Compensation expense for the employee stock purchase plan (“ESPP”) is measured as the discount the employee is entitled to upon purchase and is recognized in the period of purchase.

Income Taxes

Income tax expense includes U.S. and international income taxes, and interest and penalties on uncertain tax positions. Certain income and expenses are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. We are subject to global intangible low-taxed income (“GILTI”) in the U.S. and have elected to include GILTI in the measurement of deferred income taxes. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized. All deferred income taxes are classified as long-term in our consolidated balance sheets.

Financial Instruments

Investments

We consider all highly liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. The fair values of these investments approximate their carrying values. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.

Debt investments are classified as available-for-sale and realized gains and losses are recorded using the specific identification method. Changes in fair value, excluding credit losses and impairments, are recorded in other comprehensive income. Fair value is calculated based on publicly available market information or other estimates determined by management. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, credit quality of debt instrument issuers, and the extent to which the fair value is less than cost. To determine credit losses, we employ a systematic methodology that considers available quantitative and qualitative evidence. In addition, we consider specific adverse conditions related to the financial health of, and business outlook for, the investee. If we have plans to sell the security or it is more likely than not that we will be required to sell the security before recovery, then a decline in fair value below cost is recorded as an impairment charge in other income (expense), net and a new cost basis in the investment is established. If market, industry, and/or investee conditions deteriorate, we may incur future impairments.

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Equity investments with readily determinable fair values are generally measured at fair value. Equity investments that are not recorded at fair value are measured using the equity method of accounting when required or measured at cost less impairments, if any, with adjustments for observable changes in price (referred to as the measurement alternative). Identifying observable changes in price requires judgment in evaluating whether transactions are orderly and whether the securities are comparable, including consideration of the rights and preferences of the securities, the composition of the investor group, and other relevant facts and circumstances. For equity investments not recorded at fair value, we perform a qualitative assessment on a periodic basis and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in fair value are recorded in other income (expense), net. Equity method investments may be recorded on a lag of up to three months when sufficient financial information is not available in a timely manner. For equity method investments recorded on a lag, we recognize the impact of intervening events that have a material impact on our consolidated financial statements in the period in which they occurred.

Investments that are considered variable interest entities (“VIEs”) are evaluated to determine whether we are the primary beneficiary of the VIE, in which case we would be required to consolidate the entity. We evaluate whether we have (1) the power to direct the activities that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. We have determined we are not the primary beneficiary of any of our VIE investments. Therefore, our VIE investments are not consolidated and the majority are accounted for under the equity method of accounting or the measurement alternative.

We have a long-term strategic partnership with OpenAI. In October 2025, we signed a new definitive agreement with OpenAI that extends this partnership. We have an investment accounted for under the equity method that represents an approximate 25% interest on an as-converted basis. As an equity method investee, OpenAI is a related party as defined in Accounting Standards Codification Topic 850, Related Party Disclosures (“ASC 850”). In accordance with ASC 850, we are disclosing revenue and accounts receivable balances from transactions with OpenAI. For fiscal year 2026, we recorded revenue from commercial arrangements with OpenAI, inclusive of revenue-sharing payments, of $24.1 billion, and accounts receivable from OpenAI as of June 30, 2026 was $6.0 billion. We have made total funding commitments of $13.0 billion related to our investment, of which $11.9 billion has been funded as of June 30, 2026. We calculate our equity method income or loss using the hypothetical liquidation at book value (“HLBV”) method because our liquidation rights and priorities differ from our underlying ownership interest. Under the HLBV method, we recognize income or loss based on the change in the amount we would receive if the net assets of the investee were distributed at book value. In October 2025, OpenAI formed a public benefit corporation and completed a recapitalization (“OpenAI Recapitalization”). During fiscal year 2026, our proportionate ownership of OpenAI decreased due to the OpenAI Recapitalization and other funding activity, and we recorded dilution gains in other income (expense), net. Refer to Note 3 – Other Income (Expense), Net for additional information.

Derivatives

Derivative instruments are recognized as either assets or liabilities and measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

For derivative instruments designated as fair value hedges, gains and losses are recognized in other income (expense), net with offsetting gains and losses on the hedged items. Gains and losses representing hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net.

For derivative instruments designated as cash flow hedges, gains and losses are initially reported as a component of other comprehensive income and subsequently recognized in other income (expense), net with the corresponding hedged item. Gains and losses representing hedge components excluded from the assessment of effectiveness are recognized in other income (expense), net.

For derivative instruments that are not designated as hedges, gains and losses from changes in fair values are primarily recognized in other income (expense), net.

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Fair Value Measurements

We account for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•
Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Our Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Our Level 1 derivative assets and liabilities include those actively traded on exchanges.
•
Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Our Level 2 investments include commercial paper, certificates of deposit, U.S. agency securities, foreign government bonds, mortgage- and asset-backed securities, corporate notes and bonds, and municipal securities. Our Level 2 derivative assets and liabilities include certain cleared swap contracts and over-the-counter forward, option, and swap contracts.
•
Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Our Level 3 assets and liabilities include investments in corporate notes and bonds, municipal securities, and goodwill and intangible assets, when they are recorded at fair value due to an impairment charge. Unobservable inputs used in the models are significant to the fair values of the assets and liabilities.

We measure equity investments without readily determinable fair values on a nonrecurring basis. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections.

Our other current financial assets and current financial liabilities have fair values that approximate their carrying values.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: software developed or acquired for internal use, three years; servers and network equipment, two to six years; buildings and improvements, five to 15 years; leasehold improvements, three to 15 years; and furniture and equipment, one to 10 years. Land is not depreciated.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

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We have lease agreements with lease and non-lease components, which are generally accounted for separately. For certain equipment leases, such as vehicles, we account for the lease and non-lease components as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

Goodwill

Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (May 1) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

Intangible Assets

Our intangible assets are subject to amortization and are amortized over the estimated useful life in proportion to the economic benefits received. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired.

Recent Accounting Guidance

Recently Adopted Accounting Guidance

Income Taxes – Improvements to Income Tax Disclosures

In December 2023, the Financial Accounting Standards Board (“FASB”) issued a new standard to improve income tax disclosures. The guidance requires additional disclosure of disaggregated income taxes paid and prescribes standardized categories for the components of the effective tax rate reconciliation. We adopted the standard prospectively beginning with our annual reporting for fiscal year 2026. The adoption resulted in incremental income tax disclosures. Refer to Note 11 – Income Taxes.

Recent Accounting Guidance Not Yet Adopted

Income Statement – Disaggregation of Income Statement Expenses

In November 2024, the FASB issued a new standard to expand disclosures about income statement expenses. The guidance requires disaggregation of certain costs and expenses included in each relevant expense caption on our consolidated income statements in a separate note to the financial statements at each interim and annual reporting period, including amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization. The standard will be effective for us beginning with our annual reporting for fiscal year 2028 and interim periods thereafter, with early adoption permitted. We are currently evaluating the impact of this standard on our disclosures.

NOTE 2 — EARNINGS PER SHARE

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and stock awards.

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The components of basic and diluted EPS were as follows:

(In millions, except per share amounts)

Year Ended June 30,	2026	2025	2024

Net income available for common shareholders (A)	$133,749	$101,832	$88,136

Weighted average outstanding shares of common stock (B)	7,429	7,433	7,431
Dilutive effect of stock-based awards	24	32	38

Common stock and common stock equivalents (C)	7,453	7,465	7,469

Earnings Per Share

Basic (A/B)	$18.00	$13.70	$11.86
Diluted (A/C)	$17.95	$13.64	$11.80

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were immaterial during the periods presented.

NOTE 3 — OTHER INCOME (EXPENSE), NET

The components of other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Interest and dividends income	$3,301	$2,647	$3,157
Interest expense	(3,051)	(2,385)	(2,935)
Net recognized gains (losses) on investments	4,385	(349)	(118)
Net gains (losses) on derivatives	1,867	(260)	(187)
Net gains (losses) on foreign currency remeasurements	(527)	171	(244)
Other, net	4,722	(4,725)	(1,319)

Total	$10,697	$(4,901)	$(1,646)

Other income (expense), net included $6.5 billion of net gains, $4.8 billion of net losses, and $1.5 billion of net losses for fiscal years 2026, 2025, and 2024, respectively, from investments in OpenAI, primarily net recognized gains (losses) on our equity method investment reflected in Other, net. The net gains recorded for fiscal year 2026 primarily relate to the dilution gain from the OpenAI Recapitalization.

Net Recognized Gains (Losses) on Investments

Net recognized gains (losses) on debt investments were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Realized gains from sales of available-for-sale securities	$103	$40	$22
Realized losses from sales of available-for-sale securities	(56)	(65)	(98)
Impairments and allowance for credit losses	(26)	8	23

Total	$21	$(17)	$(53)

Net recognized gains (losses) on equity investments were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Net realized gains on investments sold	$125	$83	$18
Net unrealized gains on investments still held	4,391	536	146
Impairments of investments	(152)	(951)	(229)

Total	$4,364	$(332)	$(65)

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NOTE 4 — INVESTMENTS

Investment Components

The components of investments were as follows:

(In millions)	Fair Value Level	Adjusted Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2026

Changes in Fair Value Recorded in Other Comprehensive Income

Commercial paper	Level 2	$2,987	$0	$0	$2,987	$2,373	$614	$0
Certificates of deposit	Level 2	1,745	0	0	1,745	1,701	44	0
U.S. government securities	Level 1	49,714	2	(1,154)	48,562	399	40,675	7,488
U.S. agency securities	Level 2	3,133	0	0	3,133	1,787	1,346	0
Foreign government bonds	Level 2	221	12	(7)	226	0	226	0
Mortgage- and asset-backed securities	Level 2	1,813	5	(23)	1,795	0	1,795	0
Corporate notes and bonds	Level 2	10,682	49	(71)	10,660	0	10,660	0
Corporate notes and bonds	Level 3	1,618	120	0	1,738	0	118	1,620
Municipal securities	Level 2	152	0	(5)	147	0	147	0
Municipal securities	Level 3	105	0	(14)	91	0	91	0

Total debt investments		$72,170	$188	$(1,274)	$71,084	$6,260	$55,716	$9,108

Changes in Fair Value Recorded in Net Income

Equity investments	Level 1				$4,289	$1,616	$0	$2,673
Equity investments	Other				24,567	0	0	24,567

Total equity investments					$28,856	$1,616	$0	$27,240

Cash					$13,059	$13,059	$0	$0
Derivatives, net (a)					192	0	192	0

Total					$113,191	$20,935	$55,908	$36,348

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(In millions)	Fair Value Level	Adjusted Cost Basis	Unrealized Gains	Unrealized Losses	Recorded Basis	Cash and Cash Equivalents	Short-term Investments	Equity and Other Investments

June 30, 2025

Changes in Fair Value Recorded in Other Comprehensive Income

Commercial paper	Level 2	$10,880	$0	$0	$10,880	$9,939	$941	$0
Certificates of deposit	Level 2	2,653	0	0	2,653	2,309	344	0
U.S. government securities	Level 1	52,878	71	(1,462)	51,487	4,742	46,745	0
U.S. agency securities	Level 2	2,686	0	0	2,686	496	2,190	0
Foreign government bonds	Level 2	349	24	(9)	364	0	364	0
Mortgage- and asset-backed securities	Level 2	2,558	10	(27)	2,541	0	2,541	0
Corporate notes and bonds	Level 2	10,763	124	(101)	10,786	0	10,786	0
Corporate notes and bonds	Level 3	2,511	65	(5)	2,571	0	111	2,460
Municipal securities	Level 2	207	1	(7)	201	0	201	0
Municipal securities	Level 3	104	0	(14)	90	0	90	0

Total debt investments		$85,589	$295	$(1,625)	$84,259	$17,486	$64,313	$2,460

Changes in Fair Value Recorded in Net Income

Equity investments	Level 1				$4,577	$1,045	$0	$3,532
Equity investments	Other				9,141	0	0	9,141

Total equity investments					$13,718	$1,045	$0	$12,673

Cash					$11,711	$11,711	$0	$0
Derivatives, net (a)					282	0	10	272

Total					$109,970	$30,242	$64,323	$15,405

(a)
Refer to Note 5 – Derivatives for further information on the fair value of our derivative instruments.

Equity investments presented as “Other” in the tables above include investments without readily determinable fair values measured at cost with adjustments for observable changes in price or impairments, measured using the equity method, or measured at fair value using net asset value as a practical expedient which are not categorized in the fair value hierarchy. As of June 30, 2026 and 2025, equity investments without readily determinable fair values measured at cost with adjustments for observable changes in price or impairments were $12.4 billion and $2.9 billion, respectively, and equity investments measured using the equity method were $12.0 billion and $6.0 billion, respectively.

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Unrealized Losses on Debt Investments

Debt investments with continuous unrealized losses for less than 12 months and 12 months or greater and their related fair values were as follows:

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2026

U.S. government and agency securities	$19,100	$(100)	$22,042	$(1,054)	$41,142	$(1,154)
Foreign government bonds	74	(1)	30	(6)	104	(7)
Mortgage- and asset-backed securities	905	(5)	129	(18)	1,034	(23)
Corporate notes and bonds	5,066	(31)	909	(40)	5,975	(71)
Municipal securities	0	0	122	(19)	122	(19)

Total	$25,145	$(137)	$23,232	$(1,137)	$48,377	$(1,274)

	Less than 12 Months		12 Months or Greater			Total Unrealized Losses

(In millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Fair Value

June 30, 2025

U.S. government and agency securities	$2,569	$(51)	$34,608	$(1,411)	$37,177	$(1,462)
Foreign government bonds	43	(2)	106	(7)	149	(9)
Mortgage- and asset-backed securities	841	(4)	189	(23)	1,030	(27)
Corporate notes and bonds	1,107	(8)	3,105	(98)	4,212	(106)
Municipal securities	0	0	168	(21)	168	(21)

Total	$4,560	$(65)	$38,176	$(1,560)	$42,736	$(1,625)

Unrealized losses from fixed-income securities are primarily attributable to changes in interest rates. Management does not believe any remaining unrealized losses represent impairments based on our evaluation of available evidence.

Debt Investment Maturities

The following table outlines maturities of our debt investments as of June 30, 2026:

(In millions)	Adjusted Cost Basis	Estimated Fair Value

June 30, 2026

Due in one year or less	$28,764	$28,697
Due after one year through five years	38,376	37,395
Due after five years through 10 years	3,493	3,586
Due after 10 years	1,537	1,406

Total	$72,170	$71,084

NOTE 5 — DERIVATIVES

We use derivative instruments to manage risks related to foreign currencies, interest rates, equity prices, and credit; to enhance investment returns; and to facilitate portfolio diversification. Our objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible. Our derivative programs include strategies that both qualify and do not qualify for hedge accounting treatment.

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Foreign Currencies

Certain forecasted transactions, assets, and liabilities are exposed to foreign currency risk. We monitor our foreign currency exposures daily to maximize the economic effectiveness of our foreign currency hedge positions.

Foreign currency risks related to certain Euro-denominated debt are hedged using foreign exchange forward contracts that are designated as cash flow hedging instruments.

Certain options and forwards not designated as hedging instruments are also used to manage the variability in foreign exchange rates on certain balance sheet amounts and to manage other foreign currency exposures.

Interest Rate

Interest rate risks related to certain fixed-rate debt are hedged using interest rate swaps that are designated as fair value hedging instruments to effectively convert the fixed interest rates to floating interest rates.

Securities held in our fixed-income portfolio are subject to different interest rate risks based on their maturities. We manage the average maturity of our fixed-income portfolio to achieve economic returns that correlate to certain broad-based fixed-income indices using option, futures, and swap contracts. These contracts are not designated as hedging instruments and are included in “Other contracts” in the tables below.

Equity

Securities held in our equity investments portfolio are subject to market price risk. At times, we may hold options, futures, and swap contracts. These contracts are not designated as hedging instruments.

Credit

Our fixed-income portfolio is diversified and consists primarily of investment-grade securities. We use credit default swap contracts to manage credit exposures relative to broad-based indices and to facilitate portfolio diversification. These contracts are not designated as hedging instruments and are included in “Other contracts” in the tables below.

Credit-Risk-Related Contingent Features

Certain counterparty agreements for derivative instruments contain provisions that require our issued and outstanding long-term unsecured debt to maintain an investment grade credit rating and require us to maintain minimum liquidity of $1.0 billion. To the extent we fail to meet these requirements, we will be required to post collateral, similar to the standard convention related to over-the-counter derivatives. As of June 30, 2026, our long-term unsecured debt rating was AAA, and cash investments were in excess of $1.0 billion. As a result, no collateral was required to be posted.

The following table presents the notional amounts of our outstanding derivative instruments measured in U.S. dollar equivalents:

(In millions)	June 30, 2026	June 30, 2025

Designated as Hedging Instruments

Foreign exchange contracts purchased	$1,492	$1,492
Interest rate contracts purchased	1,179	1,150

Not Designated as Hedging Instruments

Foreign exchange contracts purchased	12,052	15,214
Foreign exchange contracts sold	51,413	43,307
Equity contracts purchased	5,573	5,434
Equity contracts sold	2,546	2,189
Other contracts purchased	3,252	2,769
Other contracts sold	630	1,242

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Fair Values of Derivative Instruments

The following table presents our derivative instruments:

	Derivative	Derivative	Derivative	Derivative
(In millions)	Assets	Liabilities	Assets	Liabilities

	June 30, 2026		June 30, 2025

Designated as Hedging Instruments

Foreign exchange contracts	$57	$(65)	$89	$(44)
Interest rate contracts	11	0	15	0

Not Designated as Hedging Instruments

Foreign exchange contracts	1,742	(1,175)	248	(809)
Equity contracts	346	(181)	385	(983)
Other contracts	20	(9)	21	(1)

Gross amounts of derivatives	2,176	(1,430)	758	(1,837)
Gross amounts of derivatives offset in the balance sheets	(1,300)	1,301	(258)	260
Cash collateral received	0	(366)	0	(99)

Net amounts of derivatives	$876	$(495)	$500	$(1,676)

Reported as

Short-term investments	$192	$0	$10	$0
Other current assets	681	0	201	0
Equity and other investments	0	0	272	0
Other long-term assets	3	0	17	0
Other current liabilities	0	(379)	0	(1,639)
Other long-term liabilities	0	(116)	0	(37)

Total	$876	$(495)	$500	$(1,676)

Gross derivative assets and liabilities subject to legally enforceable master netting agreements for which we have elected to offset were $2.2 billion and $1.4 billion, respectively, as of June 30, 2026, and $452 million and $1.8 billion, respectively, as of June 30, 2025.

The following table presents the fair value of our derivatives instruments on a gross basis:

(In millions)	Level 1	Level 2	Level 3	Total

June 30, 2026

Derivative assets	$0	$2,168	$8	$2,176
Derivative liabilities	0	(1,430)	0	(1,430)

June 30, 2025

Derivative assets	1	474	283	758
Derivative liabilities	0	(1,832)	(5)	(1,837)

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Gains (losses) on derivative instruments recognized in other income (expense), net were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Designated as Fair Value Hedging Instruments

Interest rate contracts
Derivatives	$(5)	$5	$(23)
Hedged items	(25)	(45)	(25)

Designated as Cash Flow Hedging Instruments

Foreign exchange contracts
Amount reclassified from accumulated other comprehensive loss	(63)	103	(48)

Not Designated as Hedging Instruments

Foreign exchange contracts	592	(938)	367
Equity contracts	1,864	(266)	(177)
Other contracts	(1)	21	(15)

Gains (losses), net of tax, on derivative instruments recognized in our consolidated comprehensive income statements were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Designated as Cash Flow Hedging Instruments

Foreign exchange contracts
Included in effectiveness assessment	$(42)	$77	$(14)

NOTE 6 — PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

(In millions)

June 30,	2026	2025

Land	$10,546	$9,338
Buildings and improvements	182,749	137,921
Leasehold improvements	16,348	12,117
Servers, network equipment, and software	215,874	132,836
Furniture and equipment	6,250	6,407

Total, at cost	431,767	298,619
Accumulated depreciation	(118,691)	(93,653)

Total, net	$313,076	$204,966

During fiscal years 2026, 2025, and 2024, depreciation expense was $34.3 billion, $22.0 billion, and $15.2 billion, respectively.

As of June 30, 2026, 2025, and 2024, purchases of property and equipment remaining in accounts payable were $26.7 billion, $6.9 billion, and $4.3 billion, respectively. As of June 30, 2026, we have committed $34.6 billion for the construction of new buildings, building improvements, and leasehold improvements, primarily related to datacenters.

NOTE 7 — BUSINESS COMBINATIONS

Activision Blizzard, Inc.

On October 13, 2023, we completed our acquisition of Activision Blizzard, Inc. (“Activision Blizzard”) for a total purchase price of $75.4 billion, consisting primarily of cash. Activision Blizzard is a leader in game development and an interactive entertainment content publisher. The acquisition will accelerate the growth in our gaming business across mobile, PC, console, and cloud gaming. The financial results of Activision Blizzard have been included in our consolidated financial statements since the date of the acquisition. Activision Blizzard is reported as part of our Devices and Consumer segment.

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The allocation of the purchase price to the assets acquired and liabilities assumed was completed as of September 30, 2024. The major classes of assets and liabilities to which we have allocated the purchase price were as follows:

(In millions)

Cash and cash equivalents	$12,976
Goodwill	51,001
Intangible assets	21,969
Other assets	2,503
Long-term debt	(2,799)
Long-term income taxes	(1,946)
Deferred income taxes	(4,676)
Other liabilities	(3,620)

Total purchase price	$75,408

Goodwill was assigned to our Devices and Consumer segment. The goodwill was primarily attributed to increased synergies that are expected to be achieved from the integration of Activision Blizzard. Substantially all of the goodwill is expected to be non-deductible for income tax purposes.

Following are the details of the purchase price allocated to the intangible assets acquired:

(In millions, except average life)	Amount	Weighted Average Life

Marketing-related	$11,619	24 years
Technology-based	9,689	4 years
Customer-related	661	4 years

Fair value of intangible assets acquired	$21,969	15 years

Following are the supplemental consolidated financial results of Microsoft Corporation on an unaudited pro forma basis, as if the acquisition had been consummated on July 1, 2022:

(In millions, except per share amounts)

Year Ended June 30,	2024	2023

Revenue	$247,442	$219,790
Net income	88,308	71,383
Diluted earnings per share	11.82	9.55

These pro forma results were based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had we been a combined company during the periods presented and are not necessarily indicative of our consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, primarily amortization of intangible assets. Acquisition costs and other nonrecurring charges were immaterial and are included in the earliest period presented.

NOTE 8 — GOODWILL

Changes in the carrying amount of goodwill were as follows:

(In millions)	June 30, 2024	Acquisitions	Other	June 30, 2025	Acquisitions	Other	June 30, 2026

Agents and Infra	$48,652	$0	$136	$48,788	$102	$55	$48,945
Devices and Consumer	70,568	0	153	70,721	6	(21)	70,706

Total	$119,220	$0	$289	$119,509	$108	$34	$119,651

PART II

Item 8

We have recast certain previously reported amounts to conform to the way we internally manage and monitor our business. Refer to Note 1 – Accounting Policies for further information.

The measurement periods for the valuation of assets acquired and liabilities assumed end as soon as information on the facts and circumstances that existed as of the acquisition dates becomes available, but do not exceed 12 months. Adjustments in purchase price allocations may require a change in the amounts allocated to goodwill during the periods in which the adjustments are determined.

Any change in the goodwill amounts resulting from foreign currency translations and purchase accounting adjustments are presented as “Other” in the table above. Also included in “Other” are business dispositions and transfers between segments due to reorganizations, as applicable.

During the first quarter of fiscal year 2027 we made changes to our segments. These segment changes also resulted in changes to reporting units. We reallocated goodwill across impacted reporting units using a relative fair value approach. In addition, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior to the reallocation and determined that no impairment existed.

Goodwill Impairment

We test goodwill for impairment annually on May 1 at the reporting unit level, primarily using a discounted cash flow methodology with a peer-based, risk-adjusted weighted average cost of capital. We believe use of a discounted cash flow approach is the most reliable indicator of the fair values of the businesses.

No instances of impairment were identified in our May 1, 2026, May 1, 2025, or May 1, 2024 tests. As of June 30, 2026 and 2025, accumulated goodwill impairment was $11.3 billion.

NOTE 9 — INTANGIBLE ASSETS

The components of intangible assets, all of which are finite-lived, were as follows:

(In millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

June 30,			2026			2025

Marketing-related	$16,506	$(4,690)	$11,816	$16,502	$(3,901)	$12,601
Technology-based	22,779	(18,136)	4,643	22,560	(14,959)	7,601
Customer-related	4,171	(2,520)	1,651	4,278	(2,050)	2,228
Contract-based	623	(124)	499	217	(43)	174

Total	$44,079	$(25,470)	$18,609	$43,557	$(20,953)	$22,604

No material impairments of intangible assets were identified during fiscal years 2026, 2025, or 2024. We estimate that we have no significant residual value related to our intangible assets.

The components of intangible assets acquired during the periods presented were as follows:

(In millions)	Amount	Weighted Average Life	Amount	Weighted Average Life

Year Ended June 30,	2026		2025

Marketing-related	$12	10 years	$13	10 years
Technology-based	387	5 years	912	9 years
Customer-related	0	0 years	0	0 years
Contract-based	405	5 years	171	5 years

Total	$804	5 years	$1,096	9 years

Intangible assets amortization expense was $4.7 billion, $6.0 billion, and $4.8 billion for fiscal years 2026, 2025, and 2024, respectively.

PART II

Item 8

The following table outlines the estimated future amortization expense related to intangible assets held as of June 30, 2026:

(In millions)

Year Ending June 30,

2027	$3,097
2028	2,141
2029	1,944
2030	1,477
2031	1,128
Thereafter	8,822

Total	$18,609

NOTE 10 — DEBT

The components of long-term debt were as follows:

(In millions, issuance by calendar year)	Maturities (calendar year)			Stated Interest Rate			Effective Interest Rate			June 30, 2026	June 30, 2025

2009 issuance of $3.8 billion			2039			5.20%			5.24%	$520	$520
2010 issuance of $4.8 billion			2040			4.50%			4.57%	486	486
2011 issuance of $2.3 billion			2041			5.30%			5.36%	718	718
2012 issuance of $2.3 billion			2042			3.50%			3.57%	454	454
2013 issuance of $5.2 billion			2043	3.75%	–	4.88%	3.83%	–	4.92%	314	314
2013 issuance of €4.1 billion	2028	–	2033	2.63%	–	3.13%	2.69%	–	3.22%	2,630	2,700
2015 issuance of $23.8 billion	2035	–	2055	3.50%	–	4.75%	3.60%	–	4.78%	4,555	7,555
2016 issuance of $19.8 billion	2026	–	2056	2.40%	–	3.95%	2.46%	–	4.03%	7,930	7,930
2017 issuance of $17.1 billion	2026	–	2057	3.30%	–	4.50%	3.38%	–	5.49%	6,833	6,833
2020 issuance of $10.1 billion	2030	–	2060	1.35%	–	2.68%	2.53%	–	5.43%	10,111	10,111
2021 issuance of $8.2 billion	2052	–	2062	2.92%	–	3.04%	2.92%	–	3.04%	8,185	8,185
2023 issuance of $0.1 billion	2026	–	2050	1.35%	–	4.50%	5.16%	–	5.49%	56	56
2024 issuance of $3.3 billion	2026	–	2050	1.35%	–	4.50%	5.16%	–	5.49%	3,344	3,344

Total face value										46,136	49,206
Unamortized discount and issuance costs										(1,081)	(1,155)
Hedge fair value adjustments (a)										(11)	(36)
Premium on debt exchange										(4,750)	(4,864)

Total debt										40,294	43,151
Current portion of long-term debt										(9,227)	(2,999)

Long-term debt										$31,067	$40,152

(a)
Refer to Note 5 – Derivatives for further information on the interest rate swaps related to fixed-rate debt.

As of June 30, 2026 and 2025, the estimated fair value of long-term debt, including the current portion, was $36.5 billion and $40.4 billion, respectively. The estimated fair values are based on Level 2 inputs.

Debt in the table above is comprised of senior unsecured obligations and ranks equally with our other outstanding obligations. Interest is paid semi-annually, except for the Euro-denominated debt, which is paid annually. Cash paid for interest on our debt for fiscal years 2026, 2025, and 2024 was $1.5 billion, $1.6 billion, and $1.7 billion, respectively.

PART II

Item 8

The following table outlines maturities of our long-term debt, including the current portion, as of June 30, 2026:

(In millions)

Year Ending June 30,

2027	$9,250
2028	0
2029	2,001
2030	0
2031	500
Thereafter	34,385

Total	$46,136

NOTE 11 — INCOME TAXES

Provision for Income Taxes

The components of the provision for income taxes were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Current Taxes

U.S. federal	$2,461	$14,086	$12,165
U.S. state and local	2,713	3,342	2,366
Foreign	12,587	11,423	9,858

Current taxes	$17,761	$28,851	$24,389

Deferred Taxes

U.S. federal	$12,780	$(6,250)	$(4,791)
U.S. state and local	1,113	(1,087)	(379)
Foreign	531	281	432

Deferred taxes	$14,424	$(7,056)	$(4,738)

Provision for income taxes	$32,185	$21,795	$19,651

U.S. and foreign components of income before income taxes were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

U.S.	$103,591	$69,212	$62,886
Foreign	62,343	54,415	44,901

Income before income taxes	$165,934	$123,627	$107,787

PART II

Item 8

Effective Tax Rate

We adopted Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) prospectively. The items accounting for the difference between income taxes computed at the U.S. federal statutory rate and our effective rate for the year ended June 30, 2026, pursuant to the requirements of ASU 2023-09, were as follows:

(In millions, except percentages)

Year Ended June 30,	2026

Federal statutory tax rate	$34,846	21.0%
Effect of:
State and local income tax, net of federal income tax effect (a)	2,573	1.6%
Foreign tax effects:
Ireland:
Statutory tax rate difference	(4,301)	(2.6)%
Other	809	0.5%
Other foreign jurisdictions (b)	3,248	2.0%
Effect of cross-border tax laws:
Global intangible low-taxed income (GILTI) (c)	5,068	3.1%
Foreign-derived intangible income deduction	(603)	(0.4)%
Other	799	0.5%
Tax credits:
Research and development credit	(1,453)	(0.9)%
Foreign tax credits	(9,151)	(5.5)%
Other	(14)	(0.0)%
Changes in unrecognized tax benefits (d)	1,094	0.7%
Other reconciling items, net	(730)	(0.6)%

Effective rate	$32,185	19.4%

(a)
In fiscal year 2026, state and local income taxes in California, Illinois, Minnesota, New Jersey, New York, and New York City made up the majority (greater than 50%) of the tax effect in this category.
(b)
Under ASU 2023-09, Foreign tax effects include foreign withholding taxes while the related foreign tax credits are included in the Tax credits category. Prior to adoption of ASU 2023-09, foreign withholding taxes were presented net of foreign tax credits.
(c)
Under ASU 2023-09, we elected to present the effect of cross-border tax laws gross and present the foreign tax credits related to GILTI within the Tax credits category.
(d)
Includes changes in unrecognized tax benefits on an aggregated basis for all jurisdictions, including interest and penalties.

As previously disclosed for the years ended June 30, 2025 and 2024, prior to the adoption of ASU 2023-09, the items accounting for the difference between income taxes computed at the U.S. federal statutory rate and our effective rate were as follows:

Year Ended June 30,	2025	2024

Federal statutory rate	21.0%	21.0%
Effect of:
Foreign earnings taxed at lower rates	(1.5)%	(1.4)%
Foreign-derived intangible income deduction	(1.0)%	(1.1)%
State income taxes, net of federal benefit	1.5%	1.5%
Research and development credit	(1.1)%	(1.1)%
Excess tax benefits relating to stock-based compensation	(0.9)%	(1.1)%
Interest, net	1.0%	1.1%
Other reconciling items, net	(1.4)%	(0.7)%

Effective rate	17.6%	18.2%

PART II

Item 8

The decrease from the federal statutory rate in fiscal years 2026, 2025, and 2024 is primarily due to earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations center in Ireland. In fiscal years 2026, 2025, and 2024, our foreign regional operating center in Ireland, which is taxed at a rate lower than the U.S. rate, generated 81%, 81%, and 83%, respectively, of our foreign income before tax. For fiscal year 2026, other reconciling items, net consists primarily of excess tax benefits related to stock-based compensation, impacts of tax law changes, and changes in valuation allowances. For fiscal year 2025 and 2024, other reconciling items, net consists primarily of individually immaterial reconciling items such as GILTI net of related foreign tax credit, and in fiscal year 2024, includes tax benefits from tax law changes. In fiscal year 2024, tax benefits from tax law changes primarily relate to the delay of the effective date of final foreign tax credit regulations. In fiscal years 2026, 2025, and 2024, there were no individually significant other reconciling items.

The increase in our effective tax rate for fiscal year 2026 compared to fiscal year 2025 was primarily due to changes in the mix of our earnings and tax expenses between the U.S. and foreign countries. The decrease in our effective tax rate for fiscal year 2025 compared to fiscal year 2024 was due to changes in the mix of our earnings and tax expenses between the U.S. and foreign countries.

The components of the deferred income tax assets and liabilities were as follows:

(In millions)

June 30,	2026	2025

Deferred Income Tax Assets

Stock-based compensation expense	$945	$909
Accruals, reserves, and other expenses	5,509	5,050
Loss and credit carryforwards	2,124	2,114
Amortization	3,843	4,118
Leasing liabilities	22,275	12,874
Unearned revenue	5,515	4,324
Book/tax basis differences in investments and debt	0	303
Capitalized research and development	15,305	16,891
Other	545	529

Deferred income tax assets	56,061	47,112
Less valuation allowance	(1,332)	(1,169)

Deferred income tax assets, net of valuation allowance	$54,729	$45,943

Deferred Income Tax Liabilities

Book/tax basis differences in investments and debt	$(2,972)	$0
Leasing assets	(21,474)	(12,696)
Depreciation	(17,675)	(5,699)
Deferred tax on foreign earnings	(396)	(1,148)
Other	(152)	(127)

Deferred income tax liabilities	$(42,669)	$(19,670)

Net deferred income tax assets	$12,060	$26,273

Reported As

Other long-term assets	$15,114	$29,108
Long-term deferred income tax liabilities	(3,054)	(2,835)

Net deferred income tax assets	$12,060	$26,273

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when the taxes are paid or recovered.

PART II

Item 8

As of June 30, 2026, we had federal, state, and foreign net operating loss carryforwards of $369 million, $715 million, and $2.9 billion, respectively. The federal and state net operating loss carryforwards have varying expiration dates ranging from fiscal year 2027 to 2046 or indefinite carryforward periods, if not utilized. The majority of our foreign net operating loss carryforwards do not expire. Certain acquired net operating loss carryforwards are subject to an annual limitation but are expected to be realized with the exception of those which have a valuation allowance. As of June 30, 2026, we had $613 million federal capital loss carryforwards for U.S. tax purposes. The federal capital loss carryforwards will expire in fiscal year 2030 if not utilized.

The valuation allowance disclosed in the table above relates to the foreign net operating loss carryforwards, federal capital loss carryforwards, and foreign tax credits carryforwards that may not be realized.

Income taxes paid, net of refunds, pursuant to the disclosure requirements of ASU 2023-09 in fiscal year 2026 were as follows:

(In millions)

Year Ended June 30	2026

U.S. federal	$6,246
U.S. state and local	2,917
Foreign
Ireland	6,495
Other	5,530

Income taxes paid, net of refunds	$21,188

Income taxes paid, net of refunds, were $28.7 billion, and $23.4 billion in fiscal years 2025 and 2024, respectively.

Uncertain Tax Positions

Gross unrecognized tax benefits related to uncertain tax positions as of June 30, 2026, 2025, and 2024, were $25.8 billion, $24.7 billion, and $22.8 billion, respectively, which were primarily included in long-term income taxes in our consolidated balance sheets. If recognized, the resulting tax benefit would affect our effective tax rates for fiscal years 2026, 2025, and 2024 by $21.6 billion, $21.2 billion, and $19.6 billion, respectively.

As of June 30, 2026, 2025, and 2024, we had accrued interest expense related to uncertain tax positions of $9.4 billion, $8.2 billion, and $6.8 billion, respectively, net of income tax benefits. The provision for income taxes for fiscal years 2026, 2025, and 2024 included interest expense related to uncertain tax positions of $1.4 billion, $1.3 billion, and $1.5 billion, respectively, net of income tax benefits.

The aggregate changes in the gross unrecognized tax benefits related to uncertain tax positions were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Beginning unrecognized tax benefits	$24,729	$22,760	$17,120
Decreases related to settlements	(221)	(240)	(76)
Increases for tax positions related to the current year	1,517	2,066	1,903
Increases for tax positions related to prior years	263	468	4,289
Decreases for tax positions related to prior years	(404)	(300)	(464)
Decreases due to lapsed statutes of limitations	(53)	(25)	(12)

Ending unrecognized tax benefits	$25,831	$24,729	$22,760

We remain under audit by the IRS for tax years 2014 to 2017. With respect to the audit for tax years 2004 to 2013, on September 26, 2023, we received Notices of Proposed Adjustment (“NOPAs”) from the IRS. The primary issues in the NOPAs relate to intercompany transfer pricing. In the NOPAs, the IRS is seeking an additional tax payment of $28.9 billion plus penalties and interest. As of June 30, 2026, we believe our allowances for income tax contingencies are adequate. We disagree with the proposed adjustments and will vigorously contest the NOPAs through the IRS’s administrative appeals office and, if necessary, judicial proceedings.

PART II

Item 8

We are subject to income tax in many jurisdictions outside the U.S., some of which are currently under audit by local tax authorities. The resolution of these audits is not expected to be material to our consolidated financial statements. Our operations in Ireland remain subject to examination for tax years 2021 and thereafter.

NOTE 12 — UNEARNED REVENUE

Substantially all unearned revenue relates to the Agents and Infra segment.

Changes in unearned revenue were as follows:

(In millions)

Year Ended June 30, 2026

Balance, beginning of period	$67,265
Deferral of revenue	194,184
Recognition of unearned revenue	(185,737)

Balance, end of period	$75,712

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts expected to be invoiced and recognized as revenue in future periods, was $684 billion as of June 30, 2026. Revenue allocated to remaining performance obligations related to the commercial portion of revenue was $678 billion as of June 30, 2026, with a weighted average duration of approximately 2.3 years. We expect to recognize approximately 30% of both our total company remaining performance obligation revenue and commercial remaining performance obligation revenue over the next 12 months and the remainder thereafter.

NOTE 13 — LEASES

We have operating and finance leases for datacenters, corporate offices, research and development facilities, and certain equipment. Our leases have remaining lease terms of less than 1 year to 20 years, some of which include options to extend the leases for up to 5 years, and some of which include options to terminate the leases within 1 year.

The components of lease expense were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Operating lease cost	$6,968	$5,524	$3,555

Finance lease cost:
Amortization of right-of-use assets	$5,403	$3,408	$1,800
Interest on lease liabilities	2,547	1,417	734

Total finance lease cost	$7,950	$4,825	$2,534

Supplemental cash flow information related to leases was as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,443	$4,931	$3,550
Operating cash flows from finance leases	2,547	1,372	734
Financing cash flows from finance leases	3,101	2,283	1,286

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	4,555	7,826	6,703
Finance leases	24,608	20,511	11,633

PART II

Item 8

Supplemental balance sheet information related to leases was as follows:

(In millions, except lease term and discount rate)

June 30,	2026	2025

Operating Leases

Operating lease right-of-use assets	$24,177	$24,823

Other current liabilities	$5,393	$5,424
Operating lease liabilities	16,532	17,437

Total operating lease liabilities	$21,925	$22,861

Finance Leases

Property and equipment, at cost	$82,712	$53,876
Accumulated depreciation	(15,431)	(9,861)

Property and equipment, net	$67,281	$44,015

Other current liabilities	$4,290	$3,172
Other long-term liabilities	62,304	43,000

Total finance lease liabilities	$66,594	$46,172

Weighted Average Remaining Lease Term

Operating leases	6 years	6 years
Finance leases	13 years	13 years

Weighted Average Discount Rate

Operating leases	3.7%	3.5%
Finance leases	4.5%	4.2%

The following table outlines maturities of our lease liabilities as of June 30, 2026:

(In millions)

Year Ending June 30,	Operating Leases	Finance Leases

2027	$6,082	$7,121
2028	4,334	7,294
2029	3,146	6,668
2030	2,612	6,570
2031	2,316	6,543
Thereafter	6,216	55,490

Total lease payments	24,706	89,686
Less imputed interest	(2,781)	(23,092)

Total	$21,925	$66,594

As of June 30, 2026, we had additional leases, primarily for datacenters, that had not yet commenced of $329.1 billion, with some arrangements subject to certain contractual conditions being met. These leases will commence between fiscal year 2027 and fiscal year 2033 with lease terms of 1 year to 20 years.

NOTE 14 — CONTINGENCIES

Irish Data Protection Commission Matter

In 2018, the Irish Data Protection Commission (“IDPC”) began investigating a complaint against LinkedIn as to whether LinkedIn’s targeted advertising practices violated the recently implemented European Union General Data Protection Regulation (“GDPR”). Microsoft cooperated throughout the period of inquiry. In October 2024, the IDPC provided LinkedIn with a final decision alleging GDPR violations and assessing a fine. In November 2024, LinkedIn appealed the final decision. A preliminary hearing was held in December 2025. The court issued a ruling on the standard of appeal, which the IDPC may appeal.

PART II

Item 8

Other Contingencies

We also are subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact in our consolidated financial statements, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

As of June 30, 2026, we accrued aggregate legal liabilities of $553 million. While we intend to defend these matters vigorously, adverse outcomes that we estimate could reach approximately $400 million in aggregate beyond recorded amounts are reasonably possible. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact in our consolidated financial statements for the period in which the effects become reasonably estimable.

NOTE 15 — STOCKHOLDERS’ EQUITY

Shares Outstanding

Shares of common stock outstanding were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Balance, beginning of year	7,434	7,434	7,432
Issued	29	31	34
Repurchased	(36)	(31)	(32)

Balance, end of year	7,427	7,434	7,434

Share Repurchases

On September 14, 2021, our Board of Directors approved a share repurchase program authorizing up to $60.0 billion in share repurchases. This share repurchase program commenced in November 2021 and was completed in April 2025.

On September 16, 2024, our Board of Directors approved a share repurchase program authorizing up to $60.0 billion in share repurchases. This share repurchase program commenced in April 2025, following completion of the program approved on September 14, 2021, has no expiration date, and may be terminated at any time. As of June 30, 2026, $40.6 billion remained of this $60.0 billion share repurchase program.

We repurchased the following shares of common stock under the share repurchase programs:

(In millions)	Shares	Amount	Shares	Amount	Shares	Amount

Year Ended June 30,	2026		2025		2024

First Quarter	8	$3,955	7	$2,800	11	$3,560
Second Quarter	12	5,964	8	3,500	7	2,800
Third Quarter	7	3,400	8	3,500	7	2,800
Fourth Quarter	9	3,400	8	3,200	7	2,800

Total	36	$16,719	31	$13,000	32	$11,960

All share repurchases were made using cash resources. Shares repurchased during fiscal year 2026 were under the share repurchase program approved on September 16, 2024. Shares repurchased during the fourth quarter of fiscal year 2025 were under the share repurchase programs approved on September 14, 2021 and September 16, 2024. All other shares repurchased were under the share repurchase program approved on September 14, 2021. The above table excludes shares repurchased to settle employee tax withholding related to the vesting of stock awards of $5.6 billion, $5.4 billion, and $5.3 billion for fiscal years 2026, 2025, and 2024, respectively.

PART II

Item 8

Dividends

Our Board of Directors declared the following dividends:

Declaration Date	Record Date	Payment Date	Dividend Per Share	Amount

Fiscal Year 2026				(In millions)

September 15, 2025	November 20, 2025	December 11, 2025	$0.91	$6,762
December 2, 2025	February 19, 2026	March 12, 2026	0.91	6,756
March 10, 2026	May 21, 2026	June 11, 2026	0.91	6,758
June 10, 2026	August 20, 2026	September 10, 2026	0.91	6,759

Total			$3.64	$27,035

Fiscal Year 2025

September 16, 2024	November 21, 2024	December 12, 2024	$0.83	$6,170
December 3, 2024	February 20, 2025	March 13, 2025	0.83	6,169
March 11, 2025	May 15, 2025	June 12, 2025	0.83	6,169
June 10, 2025	August 21, 2025	September 11, 2025	0.83	6,168

Total			$3.32	$24,676

The dividend declared on June 10, 2026 was included in other current liabilities as of June 30, 2026.

NOTE 16 — ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table summarizes the changes in accumulated other comprehensive income (loss) by component:

(In millions)

Year Ended June 30,	2026	2025	2024

Derivatives

Balance, beginning of period	$(8)	$(3)	$(27)
Unrealized gains (losses), net of tax of $(11), $20, and $(4)	(42)	77	(14)
Reclassification adjustments for (gains) losses included in other income (expense), net	63	(103)	48
Tax expense (benefit) included in provision for income taxes	(13)	21	(10)

Amounts reclassified from accumulated other comprehensive loss	50	(82)	38

Net change related to derivatives, net of tax of $2, $(1), and $6	8	(5)	24

Balance, end of period	$0	$(8)	$(3)

Investments

Balance, beginning of period	$(1,051)	$(2,625)	$(3,582)
Unrealized gains, net of tax of $57, $411, and $247	232	1,560	915
Reclassification adjustments for (gains) losses included in other income (expense), net	(21)	17	53
Tax expense (benefit) included in provision for income taxes	4	(3)	(11)

Amounts reclassified from accumulated other comprehensive loss	(17)	14	42

Net change related to investments, net of tax of $53, $414, and $258	215	1,574	957

Balance, end of period	$(836)	$(1,051)	$(2,625)

Translation Adjustments and Other

Balance, beginning of period	$(2,288)	$(2,962)	$(2,734)
Translation adjustments and other, net of tax of $0, $8, and $0	(160)	674	(228)

Balance, end of period	$(2,448)	$(2,288)	$(2,962)

Accumulated other comprehensive loss, end of period	$(3,284)	$(3,347)	$(5,590)

PART II

Item 8

NOTE 17 — EMPLOYEE STOCK AND SAVINGS PLANS

We grant stock-based compensation to employees and directors. Awards that expire or are canceled without delivery of shares generally become available for issuance under the plans. We issue new shares of Microsoft common stock to satisfy vesting of awards granted under our stock plans. We also have an ESPP for all eligible employees.

Stock-based compensation expense and related income tax benefits were as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Stock-based compensation expense	$12,405	$11,974	$10,734
Income tax benefits related to stock-based compensation	2,089	2,027	1,826

Stock Plans

Stock awards entitle the holder to receive shares of Microsoft common stock as the award vests. Stock awards generally vest over a service period of four years or five years.

Executive Incentive Plan

Under the Executive Incentive Plan, the Compensation Committee approves stock awards to executive officers and certain senior executives. RSUs generally vest ratably over a service period of four years. PSUs generally vest over a performance period of three years. The number of shares the PSU holder receives is based on the extent to which the corresponding performance goals have been achieved.

Activity for All Stock Plans

The fair value of stock awards was estimated on the date of grant using the following assumptions:

Year Ended June 30,	2026	2025	2024

Dividends per share (quarterly amounts)	$0.83–0.91	$0.75–0.83	$0.68–0.75
Interest rates	3.4%–4.5%	3.4%–5.5%	3.8%–5.6%

During fiscal year 2026, the following activity occurred under our stock plans:

Shares		Weighted Average Grant-Date Fair Value

(In millions)

Stock Awards

Nonvested balance, beginning of year	82	$347.44
Granted (a)	41	471.00
Vested	(35)	342.98
Forfeited	(10)	384.57

Nonvested balance, end of year	78	409.94

(a)
Includes 1 million of PSUs granted at target and performance adjustments above target levels for each of the fiscal years 2026, 2025, and 2024.

As of June 30, 2026, total unrecognized compensation costs related to stock awards were $24.8 billion. These costs are expected to be recognized over a weighted average period of three years. The weighted average grant-date fair value of stock awards granted was $471.00, $413.90, and $339.46 for fiscal years 2026, 2025, and 2024, respectively. The fair value of stock awards vested was $16.3 billion, $16.2 billion, and $16.0 billion, for fiscal years 2026, 2025, and 2024, respectively. As of June 30, 2026, an aggregate of 292 million shares were authorized for future grant under our stock plans.

PART II

Item 8

Employee Stock Purchase Plan

We have an ESPP for all eligible employees. Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value on the last trading day of each three-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period.

Employees purchased the following shares during the periods presented:

(Shares in millions)

Year Ended June 30,	2026	2025	2024

Shares purchased	5	6	6
Average price per share	$382.92	$385.10	$339.46

As of June 30, 2026, 57 million shares of our common stock were reserved for future issuance through the ESPP.

Savings Plans

We have savings plans in the U.S. that qualify under Section 401(k) of the Internal Revenue Code, and a number of savings plans in international locations. Eligible U.S. employees may contribute a portion of their salary into the savings plans, subject to certain limitations. We match a portion of each dollar a participant contributes into the plans. Employer-funded retirement benefits for all plans were $1.8 billion, $1.8 billion, and $1.7 billion in fiscal years 2026, 2025, and 2024, respectively, and were expensed as contributed.

NOTE 18 — SEGMENT INFORMATION AND GEOGRAPHIC DATA

In September 2026, we announced changes in our segment reporting structure. We have recast certain previously reported amounts to conform to the way we internally manage and monitor our business. Refer to Note 1 – Accounting Policies for further information.

In its operation of the business, management, including our CODM, who is also our Chief Executive Officer, reviews certain financial information, including segmented internal profit and loss statements. The primary profitability measure used by the CODM to review segment operating results is operating income. The CODM uses operating income to allocate resources during our annual planning process and throughout the year, as well as to assess the performance of our segments, primarily by monitoring actual results compared to prior periods and expected results. During the periods presented, we reported our financial performance based on the following two segments: Agents and Infra, and Devices and Consumer.

Our reportable segments are described below.

Agents and Infra

Our Agents and Infra segment brings together our applications and agents, our multi-model system, and Azure infrastructure. This segment primarily comprises:

•
Azure, comprising consumption-based services across non-GPU workloads, including compute, data and analytics, storage, networking, and security; and GPU workloads, including GPU infrastructure-as-a-service and Foundry.
•
Microsoft 365 cloud, including Microsoft 365 commercial cloud, comprising Microsoft 365 commercial subscriptions and services, GitHub cloud and other cloud-based developer services, Microsoft 365 Copilot, GitHub Copilot, and security offerings including Agent 365 and Security Copilot; and Microsoft 365 consumer cloud.
•
Productivity and server licensing, including Server products, comprising SQL Server, Windows Server, Visual Studio, System Center, related Client Access Licenses, and other on-premises offerings; Microsoft 365 commercial products, comprising Windows commercial on-premises and Office licensed on-premises; and Microsoft 365 consumer products, comprising Office licensed on-premises.
•
Industry solutions, including Industry solutions cloud, comprising LinkedIn Talent Solutions and Sales Solutions, Dynamics 365 (including a set of intelligent, cloud-based applications across ERP, CRM, Service, Power Apps, and Power Automate), and Healthcare and Life Sciences cloud; and Industry solutions products, comprising the on-premises portion of these businesses.

PART II

Item 8

•
Frontier and support services, including Customer Success Support (formerly Enterprise Support Services), Frontier Company, Microsoft Partner Network, and Learning Experience.

Devices and Consumer

Our Devices and Consumer segment consists of products and services that put customers at the center of the experience with our technology. This segment primarily comprises:

•
Search and advertising, including Bing, Microsoft Edge, LinkedIn Marketing Solutions and Premium Subscriptions, third-party affiliates, and MSN.
•
XBOX, including XBOX content and services, comprising first- and third-party content (including games and in-game content), XBOX Game Pass and other subscriptions, XBOX Cloud Gaming, advertising, and other cloud services; and XBOX hardware.
•
Windows OEM and devices, comprising Windows Pro and non-Pro licenses sold through the OEM channel, first-party devices (including Surface and PC accessories), and related Windows offerings beyond OEM licensing.

Revenue and costs are generally directly attributed to our segments. However, due to the integrated structure of our business, certain revenue recognized and costs incurred by one segment may benefit other segments. Revenue from certain contracts is allocated among the segments based on the relative value of the underlying products and services, which can include allocation based on actual prices charged, prices when sold separately, or estimated costs plus a profit margin. Cost of revenue is allocated in certain cases based on a relative revenue methodology. Operating expenses that are allocated primarily include those relating to our investments in AI infrastructure and training, as well as marketing of products and services, from which multiple segments benefit and are generally allocated based on relative gross margin.

In addition, certain costs are incurred at a corporate level and allocated to our segments. These allocated costs generally include legal, including settlements and fines, information technology, human resources, finance, excise taxes, field selling, shared facilities services, customer service and support, and severance incurred as part of a corporate program. Each allocation is measured differently based on the specific facts and circumstances of the costs being allocated and is generally based on relative gross margin or relative headcount.

Segment revenue, cost of revenue, operating expenses, and operating income were as follows during the periods presented:

(In millions)

Year Ended June 30,	2026	2025	2024

Agents and Infra

Revenue	$268,127	$218,783	$186,910
Cost of revenue	81,417	61,292	48,104
Operating expenses	50,345	46,677	44,344

Operating income	$136,365	$110,814	$94,462

Devices and Consumer

Revenue	$63,712	$62,941	$58,212
Cost of revenue	24,957	26,539	26,010
Operating expenses	19,883	18,688	17,231

Operating income	$18,872	$17,714	$14,971

Total

Revenue	$331,839	$281,724	$245,122
Cost of revenue	106,374	87,831	74,114
Operating expenses	70,228	65,365	61,575

Operating income	$155,237	$128,528	$109,433

PART II

Item 8

No sales to an individual customer or country other than the United States accounted for more than 10% of revenue for fiscal years 2026, 2025, or 2024. Revenue, classified by the major geographic areas in which our customers were located, was as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

United States (a)	$170,794	$144,546	$124,704
Other countries	161,045	137,178	120,418

Total	$331,839	$281,724	$245,122

(a)
Includes billings to OEMs and certain multinational organizations because of the nature of these businesses and the impracticability of determining the geographic source of the revenue.

Revenue, classified by significant product and service offerings, was as follows:

(In millions)

Year Ended June 30,	2026	2025	2024

Azure	$101,938	$72,610	$54,070
Microsoft 365 cloud	100,299	84,605	73,457
Productivity and server licensing	37,285	35,391	34,976
Search and advertising	24,835	22,171	19,679
XBOX	21,790	23,455	21,503
Industry solutions	20,345	18,417	16,813
Windows OEM and devices	17,087	17,315	17,030
Frontier and support services	8,260	7,760	7,594

Total	$331,839	$281,724	$245,122

Our Microsoft Cloud revenue, which includes Azure, Microsoft 365 commercial cloud, and Industry solutions cloud, was $214.4 billion, $168.9 billion, and $137.7 billion in fiscal years 2026, 2025, and 2024, respectively.

Assets are not allocated to segments for internal reporting presentations. A portion of amortization and depreciation is included with various other costs in an overhead allocation to each segment. It is impracticable for us to separately identify the amount of amortization and depreciation by segment that is included in the measure of segment profit or loss.

Long-lived assets, excluding financial instruments and tax assets, classified by the location of the controlling statutory company and with countries over 10% of the total shown separately, were as follows:

(In millions)

June 30,	2026	2025	2024

United States	$300,354	$230,069	$186,106
Other countries	175,159	141,833	115,263

Total	$475,513	$371,902	$301,369

PART II

Item 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Microsoft Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries (the “Company”) as of June 30, 2026 and 2025, the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity, for each of the three years in the period ended June 30, 2026, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026 and 2025, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2026, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of June 30, 2026, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 29, 2026 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company offers customers the ability to acquire multiple licenses of software products and services, including cloud-based services, in its customer agreements through its volume licensing programs.

PART II

Item 8

Significant judgment is exercised by the Company in determining revenue recognition for certain customer agreements, and includes the following:

•
Determination of whether products and services are considered distinct performance obligations that should be accounted for separately versus together, such as software licenses and related services that are sold with cloud-based services.
•
The pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.
•
Identification and treatment of contract terms that may impact the timing and amount of revenue recognized (e.g., variable consideration, optional purchases, and free services).
•
Determination of stand-alone selling prices for each distinct performance obligation and for products and services that are not sold separately.

Given these factors and due to the volume of transactions, the related audit effort in evaluating management's judgments in determining revenue recognition for certain customer agreements was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company's revenue recognition for certain customer agreements included the following:

•
We tested the effectiveness of controls related to the identification of distinct performance obligations, the determination of the timing of revenue recognition, and the estimation of variable consideration.
•
We evaluated management's significant accounting policies related to certain customer agreements for reasonableness.
•
We selected a sample of customer agreements and performed the following procedures:
o
Obtained and read contract source documents for each selection, including master agreements, and other documents that were part of the agreement.
o
Tested management's identification and treatment of contract terms.
o
Assessed the terms in the customer agreement and evaluated the appropriateness of management's application of their accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.
•
We evaluated the reasonableness of management's estimate of stand-alone selling prices for products and services that are not sold separately.
•
We tested the mathematical accuracy of management's calculations of revenue and the associated timing of revenue recognized in the financial statements.

Income Taxes – Uncertain Tax Positions – Refer to Note 11 to the financial statements

Critical Audit Matter Description

The Company’s long-term income taxes liability includes uncertain tax positions related to transfer pricing issues that remain unresolved with the Internal Revenue Service (“IRS”). The Company remains under IRS audit, or subject to IRS audit, for tax years subsequent to 2003. During fiscal year 2024, the Company received Notices of Proposed Adjustments (“NOPAs”) for the tax years 2004 to 2013, primarily related to intercompany transfer pricing. While the Company has settled a portion of the IRS audits, resolution of the remaining matters could have a material impact on the Company’s financial statements.

PART II

Item 8

Conclusions on recognizing and measuring uncertain tax positions involve significant estimates and management judgment and include complex considerations of the Internal Revenue Code, related regulations, tax case laws, and prior-year audit settlements. Given the complexity and the subjective nature of certain transfer pricing issues that remain unresolved with the IRS, evaluating management’s estimates relating to their determination of uncertain tax positions required a high degree of auditor judgment, including involvement of our tax specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s estimates of uncertain tax positions related to unresolved transfer pricing issues included the following:

•
We evaluated management’s methods and assumptions used in the measurement and disclosure of uncertain tax positions, which included testing the effectiveness of the related internal controls.
•
We tested the reasonableness of management’s judgments regarding the future resolution of uncertain tax positions, as follows:
o
We evaluated whether management had appropriately considered new information that could significantly change the measurement of the uncertain tax positions.
o
We evaluated the reasonableness of management’s estimates by considering how changes in tax law, including statutes, regulations, and recent case law, impacted management’s judgments.
•
We evaluated the appropriateness of the disclosures in relation to the underlying facts, judgments, and conclusions.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 29, 2026

(October 28, 2026 as to the effects of the retrospective adjustments in Notes 1, 7, 8, 12, and 18)

We have served as the Company's auditor since 1983.